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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CyrusOne Inc.
(Name of Registrant as Specified In Its Charter)

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Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

CyrusOne

Notice of Annual Meeting of Stockholders

When	Where*
Monday April 27, 2020 10:30 AM, local time	CyrusOne 2850 N. Harwood St., Suite 2200 Dallas, TX 75201

To our Stockholders:

You are cordially invited to attend the 2020 annual meeting of stockholders of CyrusOne Inc., a Maryland corporation (the "Company" or "CyrusOne"). The purposes of the meeting are as follows:

1.
To elect seven directors, each to hold office until our 2021 annual meeting of stockholders and until his or her respective successor is duly elected and qualified;
2.
To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement;
3.
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
4.
To transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on March 4, 2020—the record date for the 2020 annual meeting—will be entitled to notice of, and to vote at, the 2020 annual meeting and any postponement or adjournment thereof.

Your vote is important. Whether or not you plan to attend the meeting, we want to make sure your shares are represented at the meeting. You may cast your vote and submit your proxy in advance of the meeting by internet, telephone or mail.

By Internet	By Phone	By Mail	In Person
(if you received a paper copy in the mail)

Visit www.evisionreports.com/CONE	Call 800-652-8683	Complete, sign, date and return proxy card	Attend Annual Meeting

By Order of the Board of Directors:

ROBERT M. JACKSON
 Executive Vice President, General Counsel and Secretary
March 18, 2020

*
As part of our precautions regarding the coronavirus, we are planning for the possibility that we might hold a "virtual annual meeting," where participation would be via remote communication. If we take this step, we will announce the decision, including details on how to participate, in a press release available at www.cyrusone.com as soon as practicable before our meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on April 27, 2020:
The Company's Proxy Statement and Annual Report are available at:
www.evisionreports.com/CONE

2020 Proxy Statement	i

2020 Proxy Statement at a Glance

Proxy Statement Summary

Proposal	Board Voting Recommendation	Page Reference

Election of directors	FOR EACH NOMINEE	5

Advisory vote on executive compensation	FOR	10

Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020	FOR	12

Corporate Governance Highlights

Independent Oversight

•

All 7 director nominees are independent directors

•

Chairman of the Board is an independent director

•

Regular executive sessions of independent directors at Board and Committee meetings

•

Active Board oversight of the Company's strategy and risk management, including cybersecurity and annual enterprise risk assessments

Board Composition and Diversity

•

Focus on diversity - >25% of directors are women or ethnically diverse, including Chairman of the Board and Audit Committee Chair

•

Commitment to actively seeking out additional highly qualified women and minority candidates

•

Annual Board and Committee self-evaluations

•

Mandatory retirement age of 72

•

Ongoing director education

Stockholder Rights	• Annual election of all directors
• Majority-vote director resignation policy for directors in uncontested elections
• One class of shares with each share entitled to one vote
• Our Bylaws may be amended by our stockholders
• We have opted out of the Maryland control share acquisition statute
• No stockholders rights plan in effect

Stockholder Engagement	• Governance trends • Compensation practices • Board composition, diversity and succession planning • Sustainability

Sustainability	• Environmentally-friendly and energy efficient waterless cooling
• Utilization of solar and other renewable, zero-emission power

2020 Proxy Statement	1

2020 Proxy Statement at a Glance

Track Record of Value Creation

5-Year Cumulative TSR

Comparison of the cumulative total stockholder return on CyrusOne Inc.'s common stock for the year ended December 31, 2019, with the cumulative total return on the S&P 500 Market Index and the MSCI US REIT Index (RMZ). The comparison assumes that $100 was invested on December 31, 2014 in CyrusOne Inc.'s common stock and in each of these indices and assumes reinvestment of dividends, if any.

2	2020 Proxy Statement

2020 Proxy Statement at a Glance

2019 Company Snapshot

2019 Compensation Snapshot

Named Executive Officers for 2019	Base Salary ($)	Bonus ($)	Stock Awards ($)	All Other Comp. ($)	Total ($)

Gary Wojtaszek, President & CEO(2)	800,000	2,312,800	3,978,260	17,868	7,108,928

Diane Morefield, EVP & Chief Financial Officer	475,000	784,700	1,049,240	21,282	2,330,222

Venkatesh Durvasula, EVP & President, Europe(2)	545,769	908,600	1,442,704	292,368	3,189,441

Kevin Timmons, EVP & Chief Technology Officer	460,577	760,873	1,349,231	21,612	2,592,293

Robert Jackson, EVP, General Counsel & Secretary	352,000	581,504	699,547	22,713	1,655,764

(1)
Pay mix charts reflect the amounts in the table, excluding the "all other comp." column.

(2)
As previously disclosed, effective February 20, 2020, Mr. Wojtaszek stepped down as President & CEO and Mr. Durvasula was elected President & CEO on an interim basis.

2020 Proxy Statement	3

2020 Proxy Statement at a Glance

Sustainability

Our data centers power the modern world, enabling cloud computing, artificial intelligence, machine learning and many of the technologies that power daily life for people around the globe. Although the exponential growth of data centers creates a lot of efficiencies, it also consumes more resources - in particular electricity and water. Recognizing these realities, we design data centers that are compatible with a sustainable future by focusing in three areas: (1) water scarcity and conservation, (2) energy efficiency, and (3) partnering with our customers to support their sustainability goals.

Water Scarcity & Conservation	Energy Efficiency	Strategic Partnering

Data centers integrate technologies and equipment that use vast amounts of energy and generate enormous amounts of heat - requiring cooling at scale. Water usage has historically been an essential element of traditional cooling designs.

•

Our newest data centers design minimizes water usage - including Zero Water Consumption Cooling facilities, which use less than one cup of water for every kilowatt hour of electricity delivered to servers, saving millions of gallons

•

10 of our data centers have a Water Usage Effectiveness ratio - water used relative to the electricity delivered to the IT hardware - of 0.1 or less

•

Water conservation is particularly critical for certain of our key markets, including Phoenix, Northern Virginia, Chicago, Dallas and Northern California

We utilize an integrated approach to energy efficiency for our data centers, initiated by our project development process and continuing with design & construction, procurement and operations.

•

Our Massively Modular® data centers combine the needs of lighting, cooling and power at scale to provide efficiencies and economies to reduce overall electric consumption

•

We utilize high-efficiency uninterruptible power supplies, power distribution units and variable speed fans

•

Our building management systems include sensors and flexible infrastructure to allow precise delivery of cooling to data halls.

•

Data centers London I and London II run on a 100% renewable energy tariff

Our customers, particularly cloud companies, have some of the most ambitious sustainability goals of any industry. In response, our strategy is to partner with our customers to support each in achieving such goals.

•

Increasingly the availability of renewable energy at a data center is a threshold issue for our customers

•

Local electric grid providers are increasing availability for renewable energy, typically including sources such as wind, solar, biomass, hydro and geothermal

•

We provide our customers with sustainability information to assist with site selection and reporting - including trends and values for the carbon intensity of the grid and the amount of renewable power on the grid

4	2020 Proxy Statement

Proposal 1: Election of Seven Directors

Proposal 1: Election of Seven Directors

At the 2020 annual meeting, we are asking our stockholders to elect the seven directors named below (the "Nominees"), each to serve until the 2021 annual meeting and until their respective successors are duly elected and qualified.

			Director	Independent	Board Committees

Name	Age	Occupation	Since		A	C	N	T	E

Alex Shumate*	69	Managing Partner, North America, Squire Patton Boggs (US) LLP	2013	Yes			•		(C)

David H. Ferdman	52	Founder and former President & Chief Executive Officer, CyrusOne	2013	Yes				•

John W. Gamble, Jr.	57	Corporate Vice President & Chief Financial Officer, Equifax Inc.	2014	Yes	•

Michael A. Klayko	65	Chief Executive Officer, MKA Capital; and Operating Executive at Marlin Equity Partners	2016	Yes		•	•	(C)

T. Tod Nielsen	54	President & Chief Executive Officer, Financial Force	2013	Yes		(C)

William E. Sullivan	65	Former Chief Financial Officer & Treasurer, Purdue University	2013	Yes	•		(C)

Lynn A. Wentworth	61	Former Senior Vice President, Chief Financial Officer & Treasurer, BlueLinx Holdings Inc.	2014	Yes	(C)	•		•	•

*	Chairman of the Board and Lead Independent Director	A = Audit C = Compensation N = Nominating/Governance T = Transaction E = Executive (C) Denotes committee chair

Biographical information about the Nominees and the experience, qualifications, attributes, and skills considered by our Nominating and Corporate Governance Committee and the Board of Directors in determining that the Nominee should serve as a director appears below. All of the Nominees currently serve as directors. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any Nominee is unable to serve or declines to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the Board of Directors, or the Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, may reduce the size of the Board and number of nominees.

The Board of Directors recommends a vote FOR each Nominee.

2020 Proxy Statement	5

Proposal 1: Election of Seven Directors

Nominees for Election to the Board of Directors

The biographical descriptions below set forth certain information with respect to each of the Nominees.

Alex Shumate Chairman of the Board & Lead Independent Director Board Committees: • Nominating and Corporate Governance • Executive (Chair)	Mr. Shumate has served as the Managing Partner, North America, of Squire Patton Boggs (US) LLP, an international law firm, since 2009. He joined Squire Patton Boggs in 1988 and he has served as the Managing Partner of its Columbus, Ohio office since 1991. He is a member of the Board of Trustees of The Ohio State University, where he is chairman of the board's Governance Committee; he currently is serving his third term as a trustee and has twice served as Chairman of the Board. Mr. Shumate is the lead independent director of The J.M. Smucker Company and chairman of the board's Nominating, Governance and Corporate Responsibility Committee. He previously served as a director of the Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, of Nationwide Financial Services from 2002 until its acquisition in 2009, and of Cincinnati Bell Inc. ("Cincinnati Bell") from 2005 to January 2013. Prior to joining Squire Patton Boggs, Mr. Shumate served as chief counsel and deputy chief of staff to the Governor of the State of Ohio and as assistant attorney general, State of Ohio.

Qualifications
Mr. Shumate brings to our Board of Directors demonstrated managerial ability and a thorough understanding of the principles of good corporate governance.

David H. Ferdman Board Committees: • Transaction	Mr. Ferdman was the founder of CyrusOne and served as President & Chief Executive Officer from 2000 until its acquisition by Cincinnati Bell in June 2010. Mr. Ferdman served as the President until August 2011 and served as the Chief Strategy Officer until January 2013. Upon consummation of our initial public offering in 2013, Mr. Ferdman resigned from his employment with the Company. Prior to founding CyrusOne, Mr. Ferdman was the Chief Operating Officer and co-founder of UWI Association Programs (d/b/a Eclipse Telecommunications), a facilities-based telecommunications service provider. As Chief Operating Officer of UWI, Mr. Ferdman was instrumental in the company's rapid growth, which culminated in its acquisition by IXC Communications (now part of Level 3 Communications Inc.) in 1998. Mr. Ferdman is also a director of Circuit of the Americas, Quality Uptime Services, Filmwerks International, LLC and Cybraics, Inc.

Qualifications
Mr. Ferdman brings to our Board of Directors a comprehensive understanding of our business coupled with extensive experience in the data center industry.

6	2020 Proxy Statement

Proposal 1: Election of Seven Directors

John W. Gamble, Jr. Board Committees: • Audit	Mr. Gamble is Corporate Vice President & Chief Financial Officer of Equifax Inc., where he is responsible for corporate finance, accounting, treasury, tax, internal audit and investor relations. From September 2005 to May 2014, Mr. Gamble was Executive Vice President & Chief Financial Officer for Lexmark International, Inc. In addition to corporate finance functions, he was responsible for Lexmark's investor relations, information technology, strategy and development, and internal audit and security functions. Prior to joining Lexmark, Mr. Gamble was executive vice president and chief financial officer of Agere Systems, Inc. Mr. Gamble also served in finance leadership roles with AlliedSignal, Inc., and then Honeywell International, Inc., following the merger of the two entities. Earlier, Mr. Gamble served in a variety of finance capacities with General Motors. Mr. Gamble began his career as an electrical engineer with Bethlehem Steel Corporation.

Qualifications
Mr. Gamble brings to our Board of Directors extensive knowledge regarding financial management and the information technology market.

Michael A. Klayko Board Committees: • Transaction (Chair) • Compensation • Nominating and Corporate Governance	Mr. Klayko has been Chief Executive Officer of MKA Capital, an investment company focusing on technology investments, since January 2013. He has also been an Operating Executive at Marlin Equity Partners, a global investment firm, since March 2018. From January 2005 until January 2013, Mr. Klayko served as Chief Executive Officer and served on the board of directors of Brocade Communications Systems, Inc., a comprehensive network solutions provider ("Brocade"). Previously, Mr. Klayko was Vice President of Worldwide Sales at Brocade and also served as its Vice President of Marketing and Support and Vice President of OEM Sales. Additionally, Mr. Klayko has held management positions at Rhapsody Networks, McDATA, EMC, Hewlett-Packard Company and IBM. Mr. Klayko serves on the board of directors of Allscripts Healthcare Solutions, Inc., a healthcare information technology provider, and previously served on the board of directors of Brocade (2005 through 2013), PMC-Sierra, Inc. (2012 through January 2016) and Bally Technologies (2014).

Qualifications
Mr. Klayko brings to our Board of Directors a comprehensive understanding of the technology and network solutions industry coupled with extensive experience as a director of other publicly-held technology companies.

2020 Proxy Statement	7

Proposal 1: Election of Seven Directors

T. Tod Nielsen Board Committees: • Compensation (Chair)	Mr. Nielsen has served as the President & Chief Executive Officer and a member of the board of directors of FinancialForce, a private cloud ERP vendor, since January 2017. Mr. Nielsen served as Chief Executive Officer from June 2013 to June 2016 of Heroku, a cloud application development company that was acquired by Salesforce in 2011, and as Executive Vice President of Platform at Salesforce from June 2013 to June 2016. Prior to that, Mr. Nielsen was Co-President, Applications Platform Group at VMware, Inc. Mr. Nielsen served as VMware's Chief Operating Officer from January 2009 to January 2013. Prior to that, he served as President and Chief Executive Officer of Borland Software Corporation from November 2005 to December 2008. From June 2005 to November 2005, Mr. Nielsen served as Senior Vice President, Marketing and Global Sales Support for Oracle Corporation, an enterprise software company. From August 2001 to August 2004, Mr. Nielsen served in various positions at BEA Systems, Inc., a provider of application infrastructure software, including Chief Marketing Officer and Executive Vice President, Engineering. Mr. Nielsen also spent 12 years with Microsoft Corporation ("Microsoft") in various roles, including General Manager of Database and Developer Tools, Vice President of Developer Tools, and at the time of his departure, Vice President of Microsoft's platform group. Mr. Nielsen is a current director of BTI Systems, and former director of MyEdu Corp., Fortify Software and Club Holdings, LLC.

Qualifications
Mr. Nielsen brings to our Board of Directors a strong technical background in software development, coupled with extensive management experience and knowledge of the information technology market.

William E. Sullivan Board Committees: • Nominating and Corporate Governance (Chair) • Audit	Mr. Sullivan served as the Chief Financial Officer & Treasurer for Purdue University in Indiana from June 2014 until his retirement at the end of 2019. Mr. Sullivan served as the Chief Financial Officer of ProLogis Inc., a real estate investment trust ("REIT") operating as an owner, manager and developer of distribution facilities, from March 2007 to May 2012. Prior to joining ProLogis, Mr. Sullivan was the founder and President of Greenwood Advisors, Inc., a private financial consulting and advisory firm, from 2005 to 2007. Prior to that, Mr. Sullivan served as the Chairman (2001 to 2007) & Chief Executive Officer (2001 to 2005) of SiteStuff, Inc., a procurement solutions company specializing in real estate property and facility management. Mr. Sullivan worked for Jones Lang LaSalle Incorporated, and its predecessor, LaSalle Partners, in a variety of positions from 1984 to 2001, including as Chief Financial Officer from 1997 to 2001 and as a member of the Board of Directors from 1997 to 1999. Prior to joining Jones Lang LaSalle, Mr. Sullivan was a member of the Communications Lending Group of the First National Bank of Chicago and also served as a member of the tax division of Ernst & Ernst LLP, a predecessor to Ernst & Young LLP. Mr. Sullivan has also served as a director and audit committee chairman of Jones Lang LaSalle Income Property Trust, Inc. since September 2012 and served as a director of Club Corp. from August 2013 until September 2017.

Qualifications
Mr. Sullivan brings to our Board of Directors a comprehensive understanding of the commercial real estate industry coupled with extensive REIT management experience.

8	2020 Proxy Statement

Proposal 1: Election of Seven Directors

Lynn A. Wentworth Board Committees: • Audit (Chair) • Compensation • Transaction • Executive	Ms. Wentworth served as Senior Vice President, Chief Financial Officer & Treasurer of BlueLinx Holdings Inc. (a building products distributor) from 2007 until her retirement in 2008. Prior to joining BlueLinx, Ms. Wentworth served as Vice President and Chief Financial Officer for BellSouth Corporation's Communications Group and held various other positions at BellSouth from 1985 to 2007. Ms. Wentworth began her career at Coopers & Lybrand, where she served in both the audit and tax divisions. Ms. Wentworth is a certified public accountant licensed in the state of Georgia. Ms. Wentworth chairs the Board of Directors and is a member of the audit committee of Cincinnati Bell. Ms. Wentworth also serves as a director and chair of the audit committee of Graphic Packaging Holding Company.

Qualifications
Ms. Wentworth brings to our Board of Directors extensive knowledge regarding complex financial, accounting and corporate governance matters affecting large corporations.

2020 Proxy Statement	9

Proposal 2: Say-on-Pay

Proposal 2: Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking our stockholders to approve, on an advisory basis, the compensation of the Company's named executive officers ("NEOs") as described in this proxy statement ("Say-on-Pay").

Our executive compensation program rewards performance, supports our business strategies, discourages excessive risk-taking, makes us competitive for top talent among our peers and other relevant enterprises, while at the same time creates an ownership culture that aligns our executives' interests with the long-term interests of our stockholders. Our Compensation Discussion and Analysis and the related compensation tables describe in detail the components of our executive compensation program and the process by which our Compensation Committee makes executive compensation decisions. Highlights of our program include the following:

•
we support a culture committed to paying for performance where compensation is commensurate with the results achieved

•
we cap individual payouts under our executive compensation plans

•
we do not guarantee incentive compensation under our annual cash bonus plan or long-term incentive plan

•
clawback policies allow recovery of certain compensation payments and proceeds from executives in the event of a significant restatement of financial results

•
we do not provide "single-trigger" change-in-control vesting on equity awards or severance

•
we do not provide gross-ups to cover personal income taxes that pertain to change in control or severance benefits

•
we do not provide special executive retirement programs

PERFORMANCE-BASED COMPENSATION*

*
Pay mix charts reflect the amounts in the 2019 Summary Compensation Table, excluding the "All Other Compensation" column

At our 2019 annual meeting of stockholders, approximately 86.5% of the votes cast were in favor of the advisory vote on the 2018 compensation of our NEOs.

10	2020 Proxy Statement

Proposal 2: Say-on-Pay

We are asking our stockholders to approve the following non-binding advisory resolution:

"RESOLVED, that the stockholders of CyrusOne Inc. approve, on an advisory basis, the compensation of CyrusOne Inc.'s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and other related tables and disclosures."

While the vote is non-binding, we highly value the opinions of our stockholders and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board has adopted a policy of providing annual advisory votes on the compensation of our NEOs. The next advisory vote is expected to occur at our 2021 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

2020 Proxy Statement	11

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2020, and the Board of Directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee Charter, require the Company's independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Deloitte for ratification by stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte in the future. Deloitte has served as the Company's independent registered public accounting firm since 2011. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.

Fee Disclosure

The following is a summary of the fees billed by Deloitte for professional services rendered for the years ended December 31, 2019 and December 31, 2018:

	Year Ended December 31, 2019 ($)	Year Ended December 31, 2018 ($)

Audit Fees	1,639,351	1,486,603

Audit Related Fees	183,048	168,050

Tax Fees	—	12,222

All Other Fees	—	2,020

Total	1,822,399	1,668,895

Audit Fees

"Audit Fees" consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by Deloitte to be named in our registration statements and to the use of their audit report in the registration statements.

Audit-Related Fees

"Audit-Related Fees" consist of fees and related expenses for products and services other than services described under "Audit Fees", "Tax Fees" and "All Other Fees". These services included, among others, due diligence related to completed and potential acquisitions, accounting consultations that were not required by statute or regulation and consultations concerning financial accounting and reporting.

Tax Fees

"Tax Fees" consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

12	2020 Proxy Statement

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the Audit Committee or a member of the Audit Committee designated by the full committee to pre-approve such services.

Generally, the scope of the work to be performed by Deloitte, and the proposed fees associated with the work, are reviewed by management. The proposed work and associated fees are then presented to the Audit Committee for review, and if deemed appropriate, approved. The Audit Committee in its discretion meets with both Deloitte and with management together and, if needed, separately, prior to giving its approval. For approval of minor adjustments to the scope of work or fees, the Audit Committee in its discretion may delegate approval to its chair. The Audit Committee or designated member concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

A representative of Deloitte will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2020.

2020 Proxy Statement	13

Audit Committee Report

Audit Committee Report

The following is a report by the Audit Committee regarding the responsibilities and functions of the Audit Committee.

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors, in accordance with the Audit Committee Charter adopted by the Board. All members of the Audit Committee are independent under applicable SEC rules and Nasdaq listing standards related to service on audit committees, and all three members of the Audit Committee are "audit committee financial experts" as defined by SEC rules. Management is responsible for the preparation of the Company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company's independent registered public accounting firm, Deloitte, is responsible for expressing an opinion on the conformity of the Company's audited financial statements and financial statement schedules with accounting principles generally accepted in the United States of America.

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor. Deloitte has served as the Company's independent auditor since 2011. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and Deloitte the audited financial statements for the year ended December 31, 2019 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and Deloitte the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Controls and Procedures" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

In addition, the Audit Committee received and discussed the written disclosures and the letter from Deloitte that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm's communications with the Audit Committee concerning independence, discussed with Deloitte the firm's independence from management and the Audit Committee, and discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees" (as codified, AS 1301). In reviewing the independence of Deloitte, the Audit Committee considers the non-audit fees paid to Deloitte, if any, during the year.

In reliance on the reviews and discussions referred to above, prior to the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 with the SEC, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors
Lynn A. Wentworth (Chair) John W. Gamble, Jr. William E. Sullivan

14	2020 Proxy Statement

Executive Officers

Executive Officers

Name	Position(s)	Age

Venkatesh S. Durvasula(1)	President & CEO, Former Executive Vice President & President, Europe	53

Diane M. Morefield	Executive Vice President & Chief Financial Officer	61

Kevin L. Timmons	Executive Vice President & Chief Technology Officer	56

Robert M. Jackson	Executive Vice President, General Counsel & Secretary	52

(1)
As previously disclosed, effective February 20, 2020, Mr. Wojtaszek stepped down as a director and as President & CEO and Mr. Durvasula was elected President & CEO on an interim basis.

Venkatesh S. Durvasula President & CEO, and Former Executive Vice President & President, Europe Education: • BA - Syracuse University	Venkatesh S. Durvasula was elected President & CEO on an interim basis effective February 20, 2020. Prior to that election, he was Executive Vice President & President, Europe since December 1, 2018. He previously served as our Executive Vice President & Chief Commercial Officer, overseeing strategy, marketing and sales from October 2012 through November 2018. Prior to joining CyrusOne, Mr. Durvasula served as the Chief Marketing and Business Officer of Quality Technology Services ("QTS") from March 2010 through April 2012. Prior to QTS, he was a co-founder and Chief Operating Officer of NYC-Connect, a privately-held interconnection business that was sold to Digital Realty Trust, Inc. and Telx in 2007. Following that sale, Mr. Durvasula served as the Chief Marketing Officer at Telx until August 2009. Prior to NYC-Connect, Mr. Durvasula served as Vice President of Internet Services Division at AboveNet, Inc.
Diane M. Morefield Executive Vice President & Chief Financial Officer Education: • BS - University of Illinois • MBA -University of Chicago

Diane M. Morefield has served as our Executive Vice President & Chief Financial Officer since November 2016. Prior to joining CyrusOne, from 2010 until 2015, Ms. Morefield served as the Executive Vice President & Chief Financial Officer of Strategic Hotels & Resorts, a NYSE-listed REIT, where she was responsible for the company's accounting, finance, capital markets, tax, investor relations and IT. Ms. Morefield was also a member of Strategic Hotels' Executive Management Committee that oversaw the strategy and investment activity for the company. Prior to joining Strategic Hotels, Ms. Morefield served in a variety of financial, operating and investor relations roles for leading real estate organizations. From 2007 to 2009, Ms. Morefield was the Chief Financial Officer of Equity International, a private equity firm controlled by Sam Zell, which invests in international real estate companies. From 1997 to 2006, Ms. Morefield was a senior officer with Equity Office Properties Trust ("EOP"), a publicly traded REIT, where she served as Regional Senior Vice President for EOP's Midwest region. Previously, Ms. Morefield was Senior Vice President-Investor Relations at EOP, and was responsible for all investor and public relations. Ms. Morefield is a CPA. Ms. Morefield is a director and chair of the nominating and governance committee of Copart Inc. and previously served as a director and chair of the audit committee of Spirit Realty Capital, a triple-net lease REIT listed on the NYSE.

2020 Proxy Statement	15

Executive Officers

Kevin L. Timmons Executive Vice President & Chief Technology Officer Education: • BS - University of Illinois	Kevin L. Timmons has served as our Executive Vice President & Chief Technology Officer since October 2011. Prior to joining CyrusOne, Mr. Timmons led Microsoft's global data center team as General Manager, Data Center Services from 2009 to 2011. Prior to that, Mr. Timmons held several positions between 1999 and 2009 within the operations team at Yahoo! Inc. Mr. Timmons originally joined Yahoo! via the GeoCities acquisition in 1999 as Director of Operations, he was then promoted to Senior Director in 2000, and assumed the role of Vice President, Operations in 2006.
Robert M. Jackson Executive Vice President, General Counsel & Secretary Education: • BS - Indiana University • JD - University of Missouri-Kansas City • LLM -University of Florida

Robert M. Jackson has served as our Executive Vice President, General Counsel & Secretary since August 2015. Prior to joining CyrusOne, Mr. Jackson served as Executive Vice President & Chief Administrative Officer of Storage Post, a privately held owner and operator of self-storage facilities, from April 2014 to July 2015, where he was responsible for legal, accounting, human resources and risk management. Prior to that, from December 2004 to September 2012, Mr. Jackson was Senior Vice President, General Counsel & Corporate Secretary of Cousins Properties Incorporated, a NYSE-listed REIT, where he was responsible for legal, human resources, information technology and risk management. Mr. Jackson was previously a partner at Troutman Sanders LLP, an international law firm headquartered in Atlanta, Georgia.

16	2020 Proxy Statement

Corporate Governance

Corporate Governance

Notable features of our corporate governance structure include the following:

•
the Board of Directors is not classified; instead, each of our directors is subject to election annually

•
as a condition to being nominated, each director nominee must agree to offer to resign if he or she receives a greater number of votes "withheld" than votes "for" his or her election as a director in an uncontested election

•
each current director is "independent" within the meaning of the NASDAQ listing standards

•
the Board has a mandatory retirement age (72)

•
the Board has separated the positions of Chairman and Chief Executive Officer ("CEO"), with an independent director serving as Chairman (as well as Lead Independent Director)

•
we have opted out of the control share acquisition statute of the Maryland General Corporation Law

•
we have no stockholder rights plan in effect

•
our Bylaws may be amended by our stockholders by the affirmative vote of a majority of the votes entitled to be cast on the matter

•
our independent directors meet regularly in executive sessions without the presence of management

•
each of the members of the Audit Committee and Compensation Committee meet the applicable heightened independence standards of the federal securities laws and Nasdaq listing standards for service on those committees

•
each member of the Audit Committee qualifies as an "audit committee financial expert" as defined by SEC rules

Role of the Board in Risk Oversight

One of the key functions of the Board of Directors is informed oversight of our enterprise risk management process. The Board administers this oversight function directly, with support from other standing committees of the Board, each of which addresses risks specific to its respective areas of oversight. In particular, among other things, the Audit Committee has the responsibility to consider and discuss our major financial and regulatory risk exposures (including cybersecurity) and the steps our management has taken to identify, assess, monitor and mitigate these exposures, including the process by which risk assessment and management is undertaken. The Audit Committee also reviews and evaluates the performance of our internal audit function and the system of internal controls and the results of internal audits as well as oversees and monitors compliance with the Company's policy on related party transactions, our executives' compliance with the Company's code of business conduct and ethics, and the Company's ethics and compliance reporting helpline. The Compensation Committee oversees succession planning for our executive officers and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and the Company's compliance with applicable corporate governance requirements. The Transaction Committee assists the Board with its oversight function in reviewing strategic transactions and capital allocations that arise between regularly scheduled Board meetings, as delegated by the Board.

2020 Proxy Statement	17

Corporate Governance

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the Board of Directors considers its leadership structure on an annual basis.

The Board of Directors may designate a chairman of the Board, who may or may not be an executive chairman. Since June 2014, Alex Shumate, an independent director, has served as our Chairman of the Board of Directors. Based on its most recent review of our leadership structure and the needs of the Company, the Board continues to believe that having Mr. Shumate serving in this position is optimal because it provides our Company with strong, effective and consistent leadership. Furthermore, our corporate governance guidelines provide that it is the Board's general policy that the positions of Chairman of the Board and CEO should be separate persons as an aid to the Board's oversight of management. The corporate governance guidelines also require a lead independent director, which since June 2014 has been Mr. Shumate.

In considering its leadership structure, the Board has taken a number of factors into account. The Board consists solely of independent directors and exercises a strong, self-governing oversight function. Further, each committee is comprised entirely of independent directors, enhancing the Board's oversight function. A number of Board and committee processes and procedures, including regular executive sessions of independent directors and a regular review of our executive officers' performance, provide substantial independent oversight of our management's performance. Finally, under our Bylaws and corporate governance guidelines, the Board has the ability to change this structure, should it deem doing so to be appropriate and in the best interests of our Company. The Board believes that these factors currently provide the appropriate balance between the independent authority of those who oversee our Company and those who manage it on a day-to-day basis.

The Chairman of the Board presides at all meetings of the Board of Directors, unless otherwise prescribed. The Chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our Bylaws or by the Board of Directors.

Director Independence

In accordance with the corporate governance listing standards of Nasdaq and our corporate governance guidelines, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, and other information including the matters set forth in "Certain Relationships and Related Transactions," the Board evaluates whether any director has any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on these standards, the Board affirmatively determined that each of the following directors is independent: Alex Shumate, David H. Ferdman, John W. Gamble, Jr., Michael A. Klayko, T. Tod Nielsen, William E. Sullivan and Lynn A. Wentworth. In determining Mr. Klayko's independence, the Board has considered the Company's employment of Mr. Klayko's son-in-law as an account director in the Company's sales organization and determined that such employment did not interfere with the exercise of independent judgment by Mr. Klayko in carrying out his responsibilities as a director of the Company. Mr. Klayko's son-in-law is not an officer of the Company and his employment was reviewed and approved by the Audit Committee of the Board pursuant to the Company's Policy on Related Party Transactions. For 2019, Mr. Klayko's son-in-law's compensation was approximately $251,000 and this relationship is disclosed below in "Certain Relationships and Related Transactions – Review and Approval of Transactions with Related Persons".

18	2020 Proxy Statement

Corporate Governance

Board Meetings

In 2019, the Board of Directors held 16 meetings, the Audit Committee held 6 meetings, the Compensation Committee held 7 meetings, and the Nominating and Corporate Governance Committee held 4 meetings. The Transaction Committee held 10 meetings and the Executive Committee did not meet during 2019. Each director attended over 75% of the aggregate of the total number of meetings of the Board and his or her respective committee(s) in 2019, in each case during the periods which he or she served.

Although we do not have a policy requiring directors' attendance at annual meetings of stockholders, they are expected to do so. Each of our directors attended our 2019 annual meeting of stockholders.

The Board of Directors and the committees regularly meet in executive session without management present and, prior to the departure of Mr. Wojtaszek, met regularly in independent sessions without management or non-independent directors present. Generally, these executive sessions follow after each quarterly meeting of the Board and each committee. Alex Shumate, our Chairman and lead independent director, presides over such independent, non-management sessions of the Board. In 2019, the independent directors met at least four times in such independent sessions. As deemed necessary, directors also discuss matters informally between Board and committee meetings.

2020 Proxy Statement	19

Corporate Governance

Board Committees

Audit Committee
The Audit Committee helps ensure the integrity of our accounting and financial reporting processes and our financial statements, the qualifications and independence of our independent auditor, the performance of our internal audit function and independent auditors, as well as our compliance with legal and regulatory requirements and our overall risk profile. The Audit Committee selects, approves compensation of, assists and meets with the independent auditor, oversees each annual audit and quarterly review, discusses with management disclosures relating to our internal controls over financial reporting and prepares the report that federal securities laws require be included in our annual proxy statement.	Members: • Ms. Wentworth (chair)* • Mr. Gamble* • Mr. Sullivan* *Audit Committee Financial Expert

Compensation Committee
The Compensation Committee evaluates and approves the compensation and benefits of our executive officers, administers and makes recommendations to our Board of Directors regarding our base compensation and short- and long-term incentive compensation, oversees CEO and management performance and succession planning, and produces an annual report on executive compensation for inclusion in our proxy statement.	Members: • Mr. Nielsen (chair) • Mr. Klayko • Ms. Wentworth

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee oversees an annual evaluation of our Board of Directors and its committees, develops and recommends to our Board of Directors a set of corporate governance guidelines, a code of business conduct and ethics and related policies and periodically reviews and recommends updates and changes to the Board of Directors, monitors our compliance with applicable corporate governance requirements and the rules and regulations of Nasdaq, establishes criteria for prospective members of our Board of Directors, conducts candidate searches and interviews and recommends individuals to fill vacant director and committee positions to our Board of Directors.	Members: • Mr. Sullivan (chair) • Mr. Klayko • Mr. Shumate

Transaction Committee
The Transaction Committee has the authority to assist our Board of Directors in fulfilling its oversight responsibility with the review, and to the extent so delegated approval, of strategic transactions or capital investments that may arise between regularly scheduled meetings of the Board.	Members: • Mr. Klayko (chair) • Mr. Ferdman • Ms. Wentworth

Executive Committee
The Executive Committee has the authority and power to exercise all duties of the Board between meetings, except as prohibited by law, when urgent action is required and such other functions which from time to time may be assigned to it by the Board. The Executive Committee is responsible for reporting to the full Board at its next regular meeting all actions taken or items discussed at any Executive Committee meetings.	Members: • Mr. Shumate (chair) • Ms. Wentworth

Each of the committees, other than the Executive Committee, operates pursuant to a written charter which is available on our website at www.cyrusone.com in the "Corporate Governance" section.

Under our corporate governance guidelines, the composition of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee must comply with applicable Nasdaq listing standards and SEC rules. Our corporate governance guidelines define "independent director" by reference to applicable rules and regulations of the SEC and listing standards of Nasdaq, which generally deem a director to be independent if the director has no relationship that may interfere with the exercise of independent judgment in carrying out such director's responsibilities, and which further impose heightened requirements of independence for members of the Audit and Compensation Committees.

Each of our committees consists entirely of independent directors, and each of the members of the Audit Committee and the Compensation Committee meet applicable heightened requirements for service on such committees.

20	2020 Proxy Statement

Corporate Governance

Board and Committee Evaluations

The Board and each of its committees perform an annual performance evaluation, with each director performing a self-evaluation of his or her Board and committee experiences. The Nominating and Corporate Governance Committee oversees the annual performance evaluation process and considers various methods of performing the same. For 2019, the self-evaluations were conducted through questionnaires prepared by the Corporate Secretary. Generally, the evaluation process described below is managed by the Corporate Secretary's office with oversight by the Nominating and Corporate Governance Committee to ensure the process remains as thorough and transparent as possible. The annual evaluation includes a review of each Committee's charter.

Nomination of Directors

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all incumbent directors, and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. In addition to considering incumbent directors, the Committee may identify director candidates based on recommendations from any qualified individual or group, including, but not limited to, stockholders, the incumbent directors and members of management. The Committee has, and may in the future, engage the services of third-party search firms to assist in identifying or evaluating director candidates.

The Committee evaluates annually the effectiveness of the Board as a whole, its committees, and of each individual director and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience.

2020 Proxy Statement	21

Corporate Governance

The Board of Directors considers director candidates based on a number of attributes, including:

•

Established leadership reputation in his/her field

•

Reputation for good business judgment

•

Active in business or academia

•

Knowledge of business on a national/global basis

•

Meets high ethical standards

•

Commitment to regular Board/committee meeting attendance

•

Familiarity with data center facilities and operations

•

Whether the candidate would contribute to Board's diversity of experience, profession, expertise, skills and background (including with respect to race and gender)

Candidates also are evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The Committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function. As listed above, diversity characteristics of the Board as a whole and of a particular candidate are one of several factors considered by the Committee when evaluating director candidates. However, a candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The Committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the Board of Directors.

The Committee will consider appropriate director candidates recommended by a stockholder, evaluating such candidates on the same basis as any other candidate. We did not receive any recommendations of director candidates or director nominations by stockholders for the 2020 annual meeting.

Recommendations for nominations should be addressed to CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Corporate Secretary, indicating the candidate's qualifications and other relevant biographical information and providing confirmation of the candidate's consent to serve as a director, if elected. Stockholders may also nominate qualified individuals for election to the Board by complying with the advance notice and other requirements of our current Bylaws regarding director nominations. These requirements are also described under "Stockholder Proposals."

Majority Voting Resignation Policy for Election of Directors

Our corporate governance guidelines provide that, as a condition to nomination, each director will agree to offer to resign if at a meeting of the stockholders relating to an uncontested election, the director receives a greater number of votes "withheld" than votes "for" such election. The Nominating and Corporate Governance Committee will consider the offer and recommend to the Board whether to accept or reject the offer to resign within 60 days following the certification of the stockholder vote. No later than 90 days following the certification of the stockholder vote, the Board will decide whether to accept the offer to resign. Any director who offers to resign is prohibited from participating in the Nominating and Corporate Governance Committee's deliberations or recommendation, or in the Board's deliberations and determination, regarding whether to accept his or her offer of resignation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

22	2020 Proxy Statement

Corporate Governance

Corporate Governance Materials Available on Website

We have adopted corporate governance guidelines and a code of business conduct and ethics that applies to all of our executive officers and employees, and each member of the Board of Directors. We anticipate that any amendments or waivers of our code of business conduct and ethics will be posted on our website. The following documents are available on our website at www.cyrusone.com in the "Corporate Governance" area of the "Investors" tab:

• Corporate Governance Guidelines	• Compensation Committee Charter
• Code of Business Conduct and Ethics	• Nominating and Corporate Governance Committee Charter
• Audit Committee Charter	• Transaction Committee Charter

Copies of the documents listed above are also available in print to any stockholder who requests them. Requests should be sent to CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Corporate Secretary.

Contacting the Board of Directors

Any party may contact the Board of Directors, any committee of the Board, the independent directors as a group, or any individual director(s), via mail at the address listed below.

  [Board of Directors / independent directors / committee / individual director name]
  c/o Corporate Secretary
  CyrusOne Inc.
  2850 N Harwood Street, Suite 2200
  Dallas, Texas 75201

  Any party may contact the Board of Directors via e-mail at: boardofdirectors@cyrusone.com

The Audit Committee has adopted a process for anyone to send communications to the Audit Committee with concerns or complaints concerning our Company's regulatory compliance, accounting, audit or internal controls. Any party may contact the Audit Committee via mail or email at the address listed below:

  Chair
  Audit Committee
  CyrusOne Inc.
  2850 N Harwood Street, Suite 2200
  Dallas, Texas 75201

  auditcommittee@cyrusone.com

Alternatively, anyone may call our toll-free ethics and compliance helpline at 1-844-348-5823 or visit www.cyrusone.ethicspoint.com.

Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.

In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded.

2020 Proxy Statement	23

Board Compensation for 2019

Board Compensation for 2019

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. The Compensation Committee periodically reviews non-employee director compensation with the advice of its independent compensation consultant and makes recommendations to the Board for any changes it considers appropriate. There were no changes to our director compensation program in 2019.

Non-Employee Director Compensation Program

2019 Compensation Component	Amount

ANNUAL BOARD RETAINER:

Cash	$75,000

Equity (restricted stock with 1-year vesting requirement)	$125,000

CHAIRPERSON RETAINERS:

Independent Chairperson of the Board	$100,000

Audit Committee Chair	$25,000

Compensation Committee Chair	$20,000

Nominating and Corporate Governance Committee & Transaction Committee Chairs	$15,000

COMMITTEE MEMBER RETAINERS:

Audit Committee Member	$10,000

Compensation Committee Member	$10,000

Nominating and Corporate Governance Committee & Transaction Committee Members	$7,500

PER-MEETING FEES	$—

BOARD COMPOSITION:

Number of Board Members(1)	8

Number of Independent Members	7

Independent Chairperson of the Board	Yes

BOARD STOCK OWNERSHIP POLICIES:

Director Stock Ownership Guidelines	5x Annual Cash Retainer

Pledging and Hedging	Prohibited

(1)
Effective February 20, 2020, Mr. Wojtaszek stepped down as a director and President and CEO and the size of the Board was reduced to 7.

Our non-employee directors have five years from the time they are elected to meet the minimum stock ownership requirements. As of December 31, 2019, each of our non-employee directors has met the minimum requirements for stock ownership. Directors are also covered by our written policy that prohibits hedging and pledging of Company securities, as described under "Other Compensation-Related Policies" of this proxy statement.

24	2020 Proxy Statement

Board Compensation for 2019

The following table summarizes the compensation that we paid to our non-employee directors in 2019. Mr. Wojtaszek's compensation for 2019 is disclosed in the Summary Compensation Table, and he did not receive any additional compensation for his service as a director.

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Alex Shumate	182,500	125,012	307,512

William E. Sullivan	100,000	125,012	225,012

Lynn A. Wentworth	117,500	125,012	242,512

T. Tod Nielsen	95,000	125,012	220,012

John W. Gamble, Jr.	85,000	125,012	210,012

David H. Ferdman	82,500	125,012	207,512

Michael A. Klayko	107,500	125,012	232,512

(1)
Reflects the aggregate grant date fair value of the restricted stock awards granted in 2019, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (FASB ASC 718). The assumptions used in the calculation of the grant date fair value are set forth in Note 17 to the financial statements in our annual report on Form 10-K filed with the SEC on February 20, 2020.

As of December 31, 2019, each of our non-employee directors held 2,383 shares of unvested restricted stock and no stock options.

2020 Proxy Statement	25

Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee is responsible for the Company's executive compensation philosophy and policies, as well as the annual executive compensation program that flows from them. This section of the Proxy Statement contains a detailed explanation of the compensation arrangements for our NEOs for 2019.

CyrusOne's Named Executive Officers for 2019
Gary J. Wojtaszek(1) President & Chief Executive Officer

Diane M. Morefield Executive Vice President & Chief Financial Officer

Venkatesh S. Durvasula(1) Executive Vice President & President, Europe

Kevin L. Timmons Executive Vice President & Chief Technology Officer

Robert M. Jackson Executive Vice President, General Counsel & Secretary

(1)
As previously disclosed, effective February 20, 2020, Mr. Wojtaszek stepped down as President & CEO and Mr. Durvasula was elected President & CEO on an interim basis.

Executive Summary

Our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to our vision and strategy. A key objective of our executive compensation program is to create an ownership culture that aligns pay to performance that advances our business strategies and overall stockholder value creation. Other objectives include encouraging high-performing executives to remain with us over the course of their careers. We believe that the amount of compensation for each of our NEOs reflects extensive management experience, continued high performance and exceptional service to CyrusOne. We also believe that our compensation strategies have been effective in attracting executive talent and promoting performance and retention.

26	2020 Proxy Statement

Executive Compensation

Compensation Objectives and Governance Highlights

Our fundamental objective is to be outstanding stewards of our stockholders' capital by creating value on a consistent, long-term basis. Our compensation philosophy is to incentivize thoughtful capital allocation and value creation for our stockholders by attracting and retaining talented executives with competitive pay packages intended to cultivate an ownership culture, to align the compensation for our executive officers with sustainable, consistent, balanced growth and to achieve specific short- and long-term goals set by the Compensation Committee. We use a combination of compensation programs to incent our executive officers to achieve growth and value creation over the short- and long-term. We supplement our pay for performance program with a number of compensation polices intended to encourage an ownership culture and align the interests of management with those of our stockholders. These include:

DESIGN PRINCIPLES

WHAT WE DO:		WHAT WE DON'T DO:

✔	We link pay to performance; we reward our NEOs based upon the value they create	✘	We do not target pay based on the market median but rather use it as an initial reference point

✔	The vast majority of NEO pay is variable, based on performance	✘	We do not encourage unnecessary or excessive risk taking as a result of our compensation policies

✔	We set rigorous and measurable performance goals at the beginning of the performance period across our annual incentive and long-term incentive plans, placing significant emphasis on multi-year, total stockholder return performance	✘	We do not guarantee incentive compensation under our annual cash bonus or long-term incentive plan

✔	We compensate fairly and competitively, but not excessively	✘	We do not have uncapped bonus amounts under our incentive plans.

GOVERNANCE PRACTICES

WHAT WE DO:		WHAT WE DON'T DO:

✔	We have robust stock ownership guidelines for our CEO (6x base salary) and directors (5x cash retainer)	✘	We do not provide NEOs with tax gross-ups on executive or severance benefits, including upon a change in control

✔	We maintain a clawback policy whereby we can recoup incentive compensation in the event of certain financial restatements	✘	We do not re-price outstanding stock options, whether vested or unvested

✔	We prohibit pledging and hedging of our common stock	✘	We do not pay dividends on unvested performance awards – rather, such amounts are paid only if and to the extent that the applicable performance targets are in fact met

✔	The Compensation Committee retains an independent compensation consultant.	✘	We do not provide separate benefit plans for our NEOs; our NEOs participate in the same benefit plans available to salaried employees

✔	We perform an annual compensation risk assessment	✘	We do not provide pension benefits or supplemental retirement plans

✔	We engage with our stockholders on compensation and governance matters	✘	We do not provide excessive perquisites to our NEOs

2020 Proxy Statement	27

Executive Compensation

Alignment of Pay with Performance

Our executive compensation program provides significant alignment between pay and performance by linking a meaningful portion of our NEOs' compensation to the achievement of pre-established financial and strategic goals under our annual incentive bonus program and the Company's relative total shareholder return ("TSR") under our long-term incentive grants. The following charts present the allocation of total pay among different components for our CEO and for our other NEOs as a group, in 2019, as set forth in the 2019 Summary Compensation Table, excluding amounts shown in the "All Other Compensation" column.

How We Make Compensation Decisions

Role of the Compensation Committee

All compensation for the NEOs (including the CEO) is set by the Compensation Committee annually. The Committee also determines measurements and targets, and performance relative to them, under our annual and long-term incentive plans. Individual base salaries, along with annual and long-term incentive targets, are determined by the Committee after taking into consideration a number of internal and external factors, including the external marketplace and peer group data, the executive's position and responsibility, the demand for executive talent in the marketplace, the Company's performance, and the individual's performance and future potential. The Committee also considers the CEO's self-performance evaluation when setting the CEO's compensation and, with respect to each of the other NEOs, the CEO's recommendations based on his assessment of their individual performance.

Use of Judgment

The Compensation Committee believes that the application of its collective experiences and judgment is as important to excellence in compensation as the use of data and formulae while market data provides an important tool for analysis and decision-making, the Committee believes that over-reliance on data can give a false illusion of precision. Consequently, the Committee also gives consideration and emphasis to an individual's personal contributions to the organization, as well as his or her skill set, qualifications and experience. The Committee also values and seeks to reward performance that develops talent within the Company, embraces the sense of urgency that we believe distinguishes the Company and demonstrates the qualities of imagination and drive that enables a Company executive to resolve longer-term challenges and address important new issues. The Committee believes these and similar qualities and attributes are not easily correlated to typical compensation data, but also deserve consideration and weight in reaching compensation decisions.

Role of Compensation Consultant

Since 2017, the Compensation Committee has engaged FPL Associates, L.P. ("FPL") to assist it in the performance of its duties and to make recommendations to the Committee with respect to NEO and director compensation. FPL assisted the Committee in development of the peer group framework for

28	2020 Proxy Statement

Executive Compensation

2019 and advised the Committee on the 2019 base salaries, target bonuses and long-term incentive ("LTI") awards for our NEOs. The Committee also worked with FPL to conduct a competitive market assessment of the compensation elements for each of our executive officers and the design of our annual incentive plan and long-term incentive awards, compared to our peer groups. FPL did not perform any other work for the Company in 2019.

In connection with the engagement of FPL, the Committee conducts an annual evaluation of the independence of FPL and its individual consultants, which includes reviewing information from FPL and the Company's directors and executive officers addressing any potential conflicts of interest. For 2019, as with prior years, the Committee concluded that FPL and its individual consultants are independent and that their work did not raise any conflicts of interest.

Use of Data

The Compensation Committee believes that data plays an important role in the design and implementation of optimal compensation programs, and considers a number of types of internal and external data in making both individual and plan-level compensation decisions. In particular, the Committee uses peer groups to maintain an awareness of market data and pay practices, but considers various factors – each as discussed in greater detail below in this Compensation Discussion and Analysis – and does not target any element of compensation at a particular percentile or percentile range of the peer group data. Rather, the Committee uses data and the market median as an initial reference point and to aid its judgment in its decision-making process.

Peer Groups

The Compensation Committee evaluates the members of our peer group and the use of peer data each year to ensure that they continue to be appropriate. In the second half of 2017, after considering feedback from our stockholders received as part of our outreach efforts, the Compensation Committee, with the assistance of FPL, determined to revise our compensation peer groups to take into account our size and our complex business model. Based on a review of market data, with the assistance of FPL, the Compensation Committee determined to use two peer groups for reference points in evaluating and determining compensation, an approach it continued to use in 2019:

•
a size-based peer group, comprised of high growth REITs of similar size (0.5x to 2x of our total capitalization) and asset focus (such as data center/industrial or specialty); and

•
a technology real estate peer group.

2020 Proxy Statement	29

Executive Compensation

The table below identifies the companies in each of these peer groups:

SIZE-BASED REIT PEER GROUP
Alexandria Real Estate Equities, Inc.*	First Industrial Realty Trust, Inc.*	Liberty Property Trust*
American Campus Communities, Inc.*	Gramercy Property Trust*	Medical Properties Trust, Inc.*
Camden Property Trust*	Healthcare Trust of America, Inc.*	STAG Industrial, Inc.*
CubeSmart	Hudson Pacific Properties, Inc.*	STORE Capital Corporation*
DCT Industrial Trust Inc.*	Invitation Homes Inc.*	Sun Communities, Inc.*
Duke Realty Corporation*	Iron Mountain Incorporated*

TECHNOLOGY REAL ESTATE PEER GROUP
American Tower Corporation*	Equinix, Inc.*	Uniti Group Inc.*
CoreSite Realty Corporation*	QTS Realty Trust, Inc.*	Zayo Group Holdings Inc.*
Crown Castle International Corp.*	SBA Communications Corporation*
Digital Realty Trust, Inc.*	Switch, Inc.

*Included in prior year Peer Group

Stockholder Engagement & Say-on-Pay Vote

We continue to maintain an active dialogue with our stockholders regarding our executive compensation program. Since 2017, our Board, primarily through the Compensation Committee, has held individual meetings with stockholders who collectively owned approximately 60% of our outstanding stock. We remain committed to listening to feedback from our stockholders and will continue to actively engage with our investors to solicit feedback on our executive compensation program and governance practices generally. At our 2019 annual meeting, approximately 86.5% of the votes cast were in favor of the Company's executive compensation for fiscal 2018. We hold annual Say-on-Pay votes.

30	2020 Proxy Statement

Executive Compensation

2019 Executive Compensation Components

	Component	Objective	Key features

Fixed compensation	Base Salary	To provide salary levels sufficient to attract and retain NEOs.	• Fixed cash salary that is both market-derived and market-driven. • Adjustments considered yearly based on performance, market data and other factors described below.

Variable compensation	Annual Incentive Bonus	To encourage NEOs to pursue annual goals that will benefit the Company and stockholders in both the short- and long-term.

•

80% of our annual cash bonus awards are tied to achievement of financial goals-30% is tied to revenue and 50% is tied to Normalized FFO.

•

20% of our annual cash bonus awards are tied to individual performance.

	Long-Term Incentive*	To promote NEO retention and to create an ownership culture that closely aligns the interests of the NEOs with those of our stockholders.

•

75% of our LTI awards consist of a performance-based restricted stock unit component, which vests over a three-year period contingent upon achievement of relative TSR goals.

•

25% of our LTI awards consist of a time-based restricted stock unit component, which vests ratably over three years.

*As discussed below in "2020 Compensation Decisions," the Committee implemented certain design changes effective with the 2020 LTI grants, including the addition of a second TSR metric and the elimination of the annual vesting feature for performance awards.

Base Salary

Policy and Process. Base salary, which under our compensation program is market-derived and market-driven, represents the fixed component of our executive officer compensation program paid in cash. The main purpose of base salary compensation is to provide cash compensation levels sufficient to attract and retain executive officers. Because one of the primary objectives of our executive compensation program in to instill an ownership mentality base salary is targeted to be approximately 10% to 30% or less of total target annual compensation opportunity for each of the NEOs. The actual percentages will vary from year to year based on each NEO's performance, as well as the Company's performance, within

2020 Proxy Statement	31

Executive Compensation

that year. On an annual basis, the Compensation Committee reviews the base salary of each of the NEOs and considers adjustments to executive officer base salaries based primarily on the individual's performance, but also taking into account the base salary paid to similarly situated executives of the peer group companies and other factors such as Company performance.

2019 Base Salaries. The table below summarizes the base salaries approved for each of our NEOs for 2019.

	2019 Base Salary ($)	2018 Base Salary ($)	2019 vs. 2018 Change (%)

Mr. Wojtaszek	800,000	800,000	—

Ms. Morefield	475,000	475,000	—

Mr. Durvasula(1)	550,000	475,000	16%

Mr. Timmons(2)	475,000	425,000	12%

Mr. Jackson	352,000	352,000	–

(1)
Effective December 1, 2018, Mr. Durvasula received a base salary increase to $550,000 in connection with his promotion to Executive Vice President and President, Europe.

(2)
Effective April 1, 2019, Mr. Timmons received a base salary increase to $475,000 in connection with enhanced responsibility for construction, design and operations oversight.

Annual Incentive Bonus Opportunity

Policy and Process. Our annual incentive bonus awards are designed to encourage our executive officers to pursue annual goals that will inure to the benefit of our Company and stockholders in both the short- and long-term. Annual incentive bonus award opportunities are intended to reward NEOs whose contributions improve the operational performance of our existing portfolio and the Company, enhance short-term strategic goals and generate new business opportunities and investments, all of which are intended to create stockholder value over the long-term.

Each of our NEOs participated in our annual incentive bonus plan for 2019, pursuant to which each NEO had an opportunity to earn additional cash compensation based on achievement of pre-established financial goals (weighted 80%) and individual performance (weighted 20%).

The Compensation Committee reviewed the bonus targets, as a percentage of base salary, of our NEOs in February 2019 as part of its annual compensation review and determined no adjustments were necessary for 2019. The annual incentive target remained 175% of base salary for our CEO and 100% of base salary for other NEOs.

The table below depicts the annual incentive bonus opportunity for each NEO for 2019:

Name	Threshold (25% of Target) ($)	Target ($)	Maximum (200% of Target) ($)

Mr. Wojtaszek	350,000	1,400,000	2,800,000

Ms. Morefield	118,750	475,000	950,000

Mr. Durvasula	137,500	550,000	1,100,000

Mr. Timmons	118,750	475,000	950,000

Mr. Jackson	88,000	352,000	704,000

Amounts in the table above assume annualized 2019 base salary rates. Each NEO's actual bonus is calculated using actual salary earned for 2019, as reported in the Salary Column of the 2019 Summary Compensation Table.

32	2020 Proxy Statement

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Financial Goals. The following graphs show the threshold, target, maximum and actual performance levels for each financial component of the 2019 bonus opportunities for our NEOs, in millions:

Revenue: The Compensation Committee considers revenue to be an important indicator of financial performance. It also is a metric typically evaluated by investors and analysts and is used by many of our peers to evaluate performance. The revenue target established for 2019 was approximately 19% higher than the actual revenue for 2018 ($975.0M vs. $821.4M). Actual revenue for 2019 was $981.3 million.	Revenue (30%)

Normalized FFO(1): The Compensation Committee considers Normalized Funds From Operations ("Normalized FFO" or "NFFO"), to be an important indicator of the Company's overall financial performance. It also is a metric typically used by investors and analysts, as well as many of our peers, to evaluate performance. The Normalized FFO target established for 2019 was approximately 9% higher than the actual Normalized FFO results for 2018 ($361.2M vs. $332.3M). Actual Normalized FFO for 2019 was $409.0 million.	NFFO (50%)
(1) Normalized FFO is a non-GAAP financial measure calculated from the Company's financial statements as set forth in Appendix A.

In determining payouts, the following sliding scale is applied to the financial performance targets, with data between points interpolated on a straight-line basis.

Performance Percentage of Target	Payout Percentage

<80%	0%

80%	25%

90%	50%

100%	100%

115%	200%

Based on this, the Company's performance relative to the financial goals resulted in a weighted payout of 145.2% of target on the financial component, which accounts for 80% of each NEO's bonus.

Individual Performance. The remaining 20% of each NEO's bonus is based on individual performance. For 2019, the Committee determined to pay the individual component at 200% of target for each NEO. This determination was based on each NEO's contributions and accomplishments during the year, including the following:

•
extraordinary performance relative to our annual bonus plan notwithstanding evolving market dynamics and aggressive actions to right-size the Company's cost structure;

•
outperformance of European expansion plans, with sales bookings contributing to overall Company performance well ahead of original underwriting;

2020 Proxy Statement	33

Executive Compensation
•
achievement of second investment grade rating, a milestone achievement for the Company and central to our long-term strategy; and

•
continued successful development of multiple layers of leadership in the Company, creating a deep bench of talent to leverage opportunistically and as part of a well-developed comprehensive succession plan.

2019 Annual Incentive Bonus Payouts. The following table sets forth the award earned by each NEO under the 2019 annual incentive bonus plan (and, for reference, under the 2018 annual incentive bonus plan):

	2019		2018

Name	($)	% of Target(1)	($)	% of Target(1)

Mr. Wojtaszek	2,312,800	165.2%	1,683,101	120.2

Ms. Morefield	784,700	165.2%	610,147	131.7

Mr. Durvasula	908,600	165.2%	527,117	111.7

Mr. Timmons	760,873	165.2%	468,071	111.7

Mr. Jackson	581,504	165.2%	453,686	131.7

(1)
Bonus and % of Target are based on actual salary earned during the fiscal year as presented in the Summary Compensation Table.

Long-Term Incentives

Policy and Purpose. The third component of NEO compensation is targeted toward providing rewards for long-term stockholder value creation. We believe that outstanding long-term performance is achieved through an ownership culture that encourages a focus on long-term stockholder value creation by our executive officers through the use of equity-based awards. Accordingly, at the target level, long-term incentive awards constitute the highest targeted percentage of any of the compensation components paid to each of our NEOs.

2019 LTI Awards. The LTI awards granted to our NEOs in 2019 consisted of a performance-based restricted stock unit component (75%), which vests based upon achievement of specified TSR goals as compared to the MSCI US REIT Index over a three-year performance period (2019-2021), and a time-based restricted stock unit component (25%), which vests ratably over three years.	Long-Term Incentive Program

In selecting relative TSR as the sole performance metric for the 2019 (and 2018) awards, the Compensation Committee considered relevant peer data as well as market practices. The Compensation Committee believes TSR is widely accepted by investors and demonstrates the strong alignment between executive pay and performance.

In determining 2019 LTI award values for our NEOs, the Compensation Committee considered the market and peer data provided by FPL, individual and Company performance in 2018, and the value of the other components that make up each NEO's target total direct compensation. Based on these considerations, the Compensation Committee increased the target dollar value of 2019 LTI awards by

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approximately 6% for Mr. Wojtaszek and by approximately 10% to 40% for Messrs. Durvasula and Jackson. In addition, to reflect Mr. Timmons's enhanced responsibility for construction, design and operations, he was awarded additional grants of time-based restricted stock units on April 1, 2019 and May 2, 2019, each of which vests ratably over three years.

The grant date fair value of the LTI awards to our NEOs made in 2019, as determined in accordance with FASB ASC 718, was:

	Total Target LTI Award Value ($)	Performance Share Units (at target) ($)(1)	Time-Based Restricted Stock Units ($)

Mr. Wojtaszek	3,978,260	2,840,717	1,137,543

Ms. Morefield	1,049,241	749,222	300,019

Mr. Durvasula	1,442,704	1,030,159	412,545

Mr. Timmons	1,349,231	749,222	600,009

Mr. Jackson	699,547	499,517	200,030

(1)
Reflects FASB ASC 718 value. The number of units granted represents 75% of the total award.

LTI Payout Determinations

In February 2020, the Compensation Committee certified the performance results under outstanding performance awards granted in 2017, 2018 and 2019 based upon the performance period ending December 31, 2019, as described below. Our performance awards vest over a three-year period contingent upon TSR achievement relative to the MSCI US REIT Index for the applicable one, two and three-year performance period(s). However, even if our TSR achievement exceeds the index performance, if absolute TSR achievement is negative, then the vesting amount is reduced by 50%.

2017 LTI Performance Awards - Final Vesting Determination

The performance awards granted in 2017 vested in February 2020. These awards consisted of restricted stock units which vested over a three-year performance period ending in December 31, 2019 based upon achievement of TSR targets compared to the MSCI US REIT Index. Up to one-third of the total target award could be earned after each of the first year and first two years of the performance period if actual performance over such periods met or exceeded the target performance for such period. Actual TSR for 2017 awards for the 2019 performance period (the three years ending December 31, 2019) was 59.3%, which outperformed the MSCI US REIT Index by 32%, resulting in achievement at 200%. Actual shares that vested for each NEO as a result of 2019 performance are as follows: Mr. Wojtaszek-74,796; Ms. Morefield-17,660; Mr. Durvasula-18,700; Mr. Timmons-16,640; and Mr. Jackson-13,296. Additional information about the 2017 performance award is disclosed in the Outstanding Equity Awards at 2019 Fiscal Year End table.

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Executive Compensation

2017 Awards Performance:

Performance Measure	Target	Maximum	Actual Cumulative Performance	Payout%(1)

TSR(2)	≥ Index	> 2.0% above Index	32.0% above Index	200.0%

(1)
2019 is the third year for this performance award, in which up to 200% of the total target award may be earned (less any portion previously earned). TSR payout was based on the three-year performance period from January 1, 2017 through December 31, 2019.

For purposes of LTI awards, TSR is defined as (i) the trailing one-month average adjusted closing stock price at the end of the performance period minus the trailing one-month average adjusted closing stock price at the beginning of the performance period, divided by (ii) the trailing one-month average adjusted closing stock price at the beginning of the performance period.

2018 LTI Performance Awards

The performance awards granted in 2018 vest solely upon achievement of TSR targets compared to the MSCI US REIT Index. Up to one-third of the total target award can be earned after each of the first year and first two years of the performance period if actual performance over such periods meets or exceeds the target performance. Actual TSR for 2018 awards for the 2019 performance period (the two years ending December 31, 2019) was 14.9%, which underperformed the MSCI US REIT Index, resulting in achievement at 0%. The target and maximum number of shares that may be earned by the NEOs under the 2018 performance awards over the full three-year performance period are disclosed in the Grants of Plan-Based Awards Table for 2018 in our proxy statement for our 2019 annual meeting of stockholders.

2018 Awards Performance:

Performance Measure	Target	Maximum	Actual Cumulative Performance(1)	Payout%

TSR	≥ Index	> 2.0% above Index	–4.0% below Index	0.0%

(1)
Based on performance period of January 1, 2018 through December 31, 2019.

2019 LTI Performance Awards

The performance awards granted in 2019 vest solely upon achievement of TSR targets compared to the MSCI US REIT Index. Up to one-third of the total target award can be earned after each of the first year and first two years of the performance period if actual performance over such periods meets or exceeds the target performance. Actual TSR for 2019 awards for the 2019 performance period was 17.5%, which underperformed the MSCI US REIT Index, resulting in achievement at 0%. The target and maximum number of shares that may be earned by the NEOs under the 2019 performance awards over the full three-year performance period are disclosed in the Grants of Plan-Based Awards Table for 2019.

2019 Awards Performance:

Performance Measure	Target	Maximum	Actual Cumulative Performance(1)	Payout%

TSR	≥ Index	> 2.0% above Index	–1.6% below Index	0.0%

(1)
Based on performance period of January 1, 2019 through December 31, 2019.

Other Elements of Compensation

Retirement and Other Benefits

Benefits are established based upon a determination of what is needed to aid in attracting and retaining a talented and motivated work force. The Compensation Committee does not view benefits and

36	2020 Proxy Statement

Executive Compensation

perquisites for our NEOs as a key component of our executive compensation program. Our NEOs participate in benefit plans on the same terms as our other participating employees and their total value remains a negligible percentage of each executive officer's total compensation package.

We do not provide perquisites or other personal benefits to our NEOs that are not available to all employees of the Company other than offering an annual physical to certain of our executives and their spouses. In addition, in connection with his appointment as President, Europe, we required Mr. Durvasula to relocate to our London office and reimbursed certain costs associated with such relocation, as described in more detail in the Summary Compensation Table. We provide the following benefits to all employees of the Company: medical, dental, vision and disability insurance, parking at our corporate offices or public transportation credit, 401(k) employer match and group life insurance premiums. We do not maintain any defined benefit or supplemental retirement plans.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs and may revise, amend or add to any such benefits and perquisites in the future as it deems advisable.

Severance Benefits

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide the NEOs with severance protections provided in an employment agreement. Each NEO is entitled to certain severance benefits based on the nature of their termination. See "Employment Agreements" and "Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control" below for complete details of severance benefits payable to the NEOs upon certain terminations of employment.

Other Compensation-Related Policies

Stock Ownership Guidelines. The Company's corporate governance guidelines specify that the CEO is expected to hold shares worth at least six times his or her annual base pay, and each other NEO is expected to hold at least one and a half times his or her annual base pay. As of December 31, 2019, each of our NEOs has met the minimum requirements for stock ownership.

Hedging and Pledging. The Company has a written policy prohibiting the purchase or sale of puts, calls, options or other derivative securities based on the Company's securities by directors, officers or employees, including Company securities granted to a director, officer or employee by the Company as part of the compensation of such individual or held, directly or indirectly, by the director, officer or employee. This prohibition also includes hedging or monetization transactions, such as exchange funds, equity swaps, collars and prepaid variable forward contracts, in which the stockholder continues to own the underlying Company security without all the risks or rewards of ownership. Directors and officers of the Company are also prohibited from pledging Company securities or from holding Company securities in a margin account, absent specific preapproval. This same prohibition applies to any employee as set out in the Company's policy on insider trading, and any exceptions to this prohibition must be authorized in advance in accordance with the pre-clearance requirements of such policy. No such preapprovals have been requested or provided.

Clawback. The Company has a written clawback policy allowing it to recover incentive payments and equity awards realized by our NEOs in the preceding three years in the event of a material restatement of the Company's financial statements, if the incentive payments or amount of equity awards received would have been lower if calculated based on the restated financials, and the executive engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement. To the extent that the SEC adopts final rules for clawback policies that require changes to our policy, we will revise our policy accordingly.

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Executive Compensation

Repricing Prohibition. The Company maintains prohibitions on the re-pricing of underwater stock options, and cash buyouts of underwater stock options.

Double-Trigger Change-in-Control Benefits. Severance benefits under an executive's employment agreement are not payable and equity awards do not vest upon a change in control unless the executive is terminated without cause or experiences a constructive termination, in each case, within 12 months following the change in control.

Employment Agreements

The Company has entered into written employment agreements with each of our NEOs. Employment agreements allow the Company the flexibility to make changes in key positions with or without cause, and minimize the potential for disagreements or litigation, by establishing separation terms in advance, including arbitration provisions and the execution of appropriate releases, and perpetuation of important confidentiality and non-competition restrictions. The benefits specified in the employment agreements, including the severance and change in control payments, are important provisions designed to ensure the recruitment and retention of quality executive talent.

Information regarding the severance payable to our NEOs pursuant to their employment agreements and treatment of outstanding equity awards can be found in "Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control."

Compensation Committee Analysis of Risk

The Compensation Committee engaged FPL to perform an annual assessment to determine whether the Company's compensation practices, plans and policies encourage unnecessary risk taking or create risks that are reasonably likely to have a material adverse effect on the Company. These assessments reviewed the material elements of executive and non-executive employee compensation. Based on these assessments, the Compensation Committee concluded these policies and practices do not encourage unnecessary risk taking or create risk that is reasonably likely to have a material adverse effect on CyrusOne.

Developments in Early 2020

As previously disclosed, effective February 20, 2020, Mr. Wojtaszek stepped down as President & CEO and Mr. Durvasula was elected as President & CEO on an interim basis. In connection with Mr. Wojtaszek's departure, to secure certain consulting services, and in order to facilitate the transition of Mr. Wojtaszek's responsibilities, Mr. Wojtaszek and the Company entered into a Transition and Separation Agreement dated February 19, 2020. The agreement provides that Mr. Wojtaszek will receive the severance payments and benefits he would have been entitled to upon a termination without cause under the terms of his employment agreement and long-term incentive awards, except that his severance formula will be based on his full target bonus in lieu of a pro-rata target bonus and he will receive additional vesting of his outstanding time-based restricted stock units and a pro-rata target bonus in respect of fiscal year 2020. Mr. Wojtaszek will also remain subject to all restrictive covenants with the Company pursuant to their terms and conditions.

In consideration of his election as President & CEO, the Company and Mr. Durvasula entered into an Omnibus Amendment Agreement, dated February 26, 2020, to reflect such election. The agreement provides that Mr. Durvasula's employment will generally continue on the same terms as provided in his employment agreement, except his base salary and target bonus will be $700,000 and 175% of his base salary, respectively, and in the event Mr. Durvasula's employment is terminated under conditions entitling him to severance, his cash severance will be no less than the severance he would have received had he been terminated on December 31, 2019, his 2018 and 2019 LTI awards will vest in full (with

38	2020 Proxy Statement

Executive Compensation

performance criteria deemed achieved at target) and he will receive a pro-rated target bonus. If Mr. Durvasula is elected as President & CEO on a permanent basis, Mr. Durvasula and the Company have agreed to negotiate in good faith a new employment agreement in respect of such election as soon as practicable.

2020 Compensation Decisions

In February 2020, the Compensation Committee approved the 2020 target compensation and LTI awards for our other NEOs. For 2020 LTI awards, the Compensation Committee approved a new framework that incorporates a number of best practices and is responsive to feedback we have received from stockholders. In particular, (i) we have introduced a second TSR metric, which accounts for 25% of the performance-conditioned payout, that compares our TSR to that of our Real Estate Technology Peer Group, (ii) the one- and two-year performance periods for accelerated vesting have been eliminated so that the awards only vest at the end of the three-year performance period and (iii) achieving a target level performance payout on a metric now requires that we outperform our comparators for that metric. In addition, we preserved a best practice with an absolute TSR modifier, whereby our payouts are reduced if our TSR is negative over the performance period, even if we outperformed the index and peer

2020 Proxy Statement	39

Executive Compensation

benchmarks. The following table highlights key design changes across the performance-based portion of the 2020 Long-Term Incentive Program:

The performance-based portion of the 2020 LTI awards represented 60% of the LTI grant, with time-based restricted stock units, vesting annually over three years, representing 40%. The Compensation Committee did not make any changes to the design of our annual incentive plan.

40	2020 Proxy Statement

Compensation Committee Report

Compensation Committee Report

The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for the Company's other NEOs. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2019 Annual Meeting of Stockholders for filing with the SEC.

Compensation Committee:
T. Tod Nielsen (Chair) Michael A. Klayko Lynn A. Wentworth

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Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by the Company's NEOs for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total($)

Gary J. Wojtaszek(5)	2019	800,000	—	3,978,260	—	2,312,800	17,868	7,108,928
President and Chief	2018	800,000	—	4,376,808	—	1,683,101	11,949	6,881,858
Executive Officer	2017	800,000	—	4,447,111	—	1,769,600	9,092	7,025,803

Diane M. Morefield	2019	475,000	—	1,049,240	—	784,700	21,282	2,330,222
Executive Vice President	2018	463,462	—	1,221,438	—	610,147	13,888	2,308,935
and Chief Financial Officer	2017	425,000	—	1,049,975	—	537,200	11,152	2,023,327

Venkatesh S. Durvasula(5)	2019	545,769	—	1,442,704	—	908,600	292,368	3,189,441
Executive Vice President	2018	472,116	—	1,221,438	—	527,117	18,229	2,238,900
and President, Europe	2017	450,000	—	1,111,645	—	568,800	13,840	2,144,285

Kevin L. Timmons	2019	460,577	—	1,349,231	—	760,873	21,612	2,592,293
Executive Vice President	2018	419,231	—	1,221,438	—	468,071	13,019	2,121,759
and Chief Technology Officer	2017	400,000	—	989,446	—	505,600	9,455	1,904,501

Robert M. Jackson	2019	352,000	—	699,547	—	581,504	22,713	1,655,764
Executive Vice President,	2018	344,616	—	716,671	—	453,686	14,088	1,529,061
General Counsel and Secretary	2017	320,000	—	790,514	—	404,480	11,832	1,526,826

(1)
Reflects the aggregate grant date fair value of restricted stock unit awards, determined in accordance with FASB ASC 718. The assumptions used in the calculation of the grant date fair values of these awards are set forth in Note 17 to the financial statements in our Annual Report on Form 10-K filed with the SEC on February 20, 2020.

The amounts shown consist of time-based and performance-based restricted stock unit awards at target:

	Grant Date Fair Value—Performance-Based Restricted Stock Units ($)			Grant Date Fair Value—Time-Based Restricted Stock Units ($)

	Fiscal 2019	Fiscal 2018	Fiscal 2017	Fiscal 2019	Fiscal 2018	Fiscal 2017

Mr. Wojtaszek	2,840,717	3,301,761	3,547,128	1,137,543	1,075,047	899,983
Ms. Morefield	749,222	921,429	837,481	300,019	300,010	212,494
Mr. Durvasula	1,030,159	921,429	886,685	412,545	300,010	224,960
Mr. Timmons	749,222	921,429	789,225	600,009	300,010	200,221
Mr. Jackson	499,517	540,626	630,530	200,030	176,045	159,984

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Executive Compensation Tables

  Assuming performance at maximum levels, the performance-based restricted stock unit awards valued at the closing stock price on the grant date are shown below:

	Value of Performance-Based Restricted Stock Units Assuming Maximum Performance ($)

	Fiscal 2019	Fiscal 2018	Fiscal 2017

Mr. Wojtaszek	6,825,046	6,450,077	5,399,993

Ms. Morefield	1,800,008	1,800,057	1,274,964

Mr. Durvasula	2,475,063	1,800,057	1,349,950

Mr. Timmons	1,800,008	1,800,057	1,201,421

Mr. Jackson	1,200,075	1,056,062	959,905

(2)
No option awards were granted in 2017, 2018 or 2019.

(3)
Reflects annual incentive plan awards earned for the year indicated. For a detailed discussion regarding our annual incentive plan, see "Executive Compensation—2019 Executive Compensation Components—Annual Incentive Bonus Opportunity."

(4)
The components of the "All Other Compensation" column for 2019 include the following:

	401(k) Match ($)	Insurance ($)(a)	Perquisites ($)(b)	Total ($)

Mr. Wojtaszek	5,536	1,882	10,450	17,868

Ms. Morefield	8,989	1,543	10,750	21,282

Mr. Durvasula	5,256	1,621	285,491	292,368

Mr. Timmons	9,319	1,543	10,750	21,612

Mr. Jackson	10,549	1,414	10,750	22,713

(a)
Reflects employer-paid life, long-term disability, short-term disability and accidental death and dismemberment insurance.

(b)
Consists of a cell phone allowance in the amount of $750 per year for each NEO, which was eliminated during 2019; an annual physical for each executive and spouse ($10,000 per couple); and, for Mr. Durvasula, the following in connection with his appointment as President, Europe (i) relocation, temporary housing and other costs associated with Mr. Durvasula's relocation to London in connection with such appointment, totaling $145,186; (ii) tax reimbursements on the foregoing of $60,180; and (iii) travel costs between London and the U.S. of $69,375.
(5)
Effective February 20, 2020, Mr. Wojtaszek stepped down as a director and President & CEO and Mr. Durvasula was elected President & CEO on an interim basis.

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Executive Compensation Tables

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each of the NEOs during 2019.

2019 Grants of Plan-Based Awards Table

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock/Unit Awards: Number of Shares of	Grant Date Fair Value of Stock/Unit

Name	Award Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock/Units (#)	Awards ($)(3)

Mr. Wojtaszek	AIP	2/21/2019	2/18/19	350,000	1,400,000	2,800,000
	PSUs	2/21/2019	2/18/19				32,525	65,050	130,100		2,840,717
	RSUs	2/21/2019	2/18/19							21,684	1,137,543

Ms. Morefield	AIP	2/21/2019	2/18/19	118,750	475,000	950,000
	PSUs	2/21/2019	2/18/19				8,578	17,156	34,312		749,222
	RSUs	2/21/2019	2/18/19							5,719	300,019

Mr. Durvasula	AIP	2/21/2019	2/18/19	137,500	550,000	1,100,000
	PSUs	2/21/2019	2/18/19				11,795	23,590	47,180		1,030,159
	RSUs	2/21/2019	2/18/19							7,864	412,545

Mr. Timmons	AIP	2/21/2019	2/18/19	118,750	475,000	950,000
	PSUs	2/21/2019	2/18/19				8,578	17,156	34,312		749,222
	RSUs	2/21/2019	2/18/19							5,719	300,019
	RSUs	4/1/2019	4/1/2019							3,793	200,005
	RSUs	5/2/2019	4/29/2019							1,723	99,986

Mr. Jackson	AIP	2/21/2019	2/18/19	88,000	352,000	704,000
	PSUs	2/21/2019	2/18/19				5,719	11,438	22,876		499,517
	RSUs	2/21/2019	2/18/19							3,813	200,030

(1)
Reflects each NEO's threshold, target and maximum incentive opportunity under our annual incentive plan ("AIP") for 2019. Actual payouts are calculated using actual salary earned for 2019, as opposed to annualized base salary rate.

(2)
Reflects performance-based restricted stock units ("PSUs") granted in 2019.

(3)
Reflects the grant date fair value of time-based restricted stock units ("RSUs") and PSUs at target (the most probable outcome as of the grant date), computed in accordance with FASB ASC 718 without regard to estimated forfeitures. The assumptions used in the calculation of the grant date fair values of the awards are set forth in Note 17 to the financial statements in our Annual Report on Form 10-K filed with the SEC on February 20, 2020.

44	2020 Proxy Statement

Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning outstanding equity awards held by the NEOs as of December 31, 2019.

Outstanding Equity Awards at 2019 Fiscal Year End

		Option Awards					Stock/Unit Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Wojtaszek
2013 LTI—Options(2)	4/17/2013	27,550	—	—	23.58	4/17/2023
2015 LTI—Options(3)	2/10/2015	67,038	—	—	28.42	2/10/2025
2016 LTI—Options(5)	2/1/2016	89,413	—	—	36.99	2/1/2026
2017 LTI—RSUs & PSUs(6)	2/13/2017						6,233	407,825	74,796	4,893,902
2018 LTI—RSUs & PSUs(7)	2/26/2018						13,968	913,926	62,854	4,112,537
2019 LTI—RSUs & PSUs(8)	2/21/2019						21,684	1,418,784	65,050	4,256,222

Ms. Morefield
2017 LTI—RSUs & PSUs(6)	2/13/2017						1,472	96,313	17,660	1,155,494
2018 LTI—RSUs & PSUs(7)	2/26/2018						3,898	255,046	17,541	1,147,708
2019 LTI—RSUs & PSUs(8)	2/21/2019						5,719	374,194	17,156	1,122,517

Mr. Durvasula
2013 LTI—Options(2)	4/17/2013	13,775	—	—	23.58	4/17/2023
2015 LTI—Options(3)	2/10/2015	43,317	—	—	28.42	2/10/2025
2016 LTI—Options(5)	2/1/2016	37,554	—	—	36.99	2/1/2026
2017 LTI—RSUs & PSUs(6)	2/13/2017						1,558	101,940	18,700	1,223,541
2018 LTI—RSUs & PSUs(7)	2/26/2018						3,898	255,046	17,541	1,147,708
2019 LTI—RSUs & PSUs(8)	2/21/2019						7,864	514,542	23,590	1,543,494

Mr. Timmons
2013 LTI—Options(2)	4/17/2013	10,455	—	—	23.58	4/17/2023
2015 LTI—Options(3)	2/10/2015	33,003	—	—	28.42	2/10/2025
2016 LTI—Options(5)	2/1/2016	28,612	—	—	36.99	2/1/2026
2017 LTI—RSUs & PSUs(6)	2/13/2017						1,387	90,751	16,640	1,088,755
2018 LTI—RSUs & PSUs(7)	2/26/2018						3,898	255,046	17,541	1,147,708
2019 LTI—RSUs & PSUs(8)(9)	2/21/2019						5,719	374,194	17,156	1,122,517
	4/1/2019						3,793	248,176	—	—
	5/2/2019						1,723	112,736	—	—

Mr. Jackson
2015 LTI—Options(4)	7/31/2015	12,719	—	—	30.74	7/31/2025
2016 LTI—Options(5)	2/1/2016	11,445	—	—	36.99	2/1/2026
2017 LTI—RSUs & PSUs(6)	2/13/2017						1,108	72,496	13,296	869,957
2018 LTI—RSUs & PSUs(7)	2/26/2018						2,287	149,638	10,291	673,340
2019 LTI—RSUs & PSUs(8)	2/21/2019						3,813	249,485	11,438	748,388

(1)
Based on the closing price of the Company's common stock on December 31, 2019 of $65.43.

(2)
Reflects shares underlying performance-based stock options granted on April 17, 2013, which vested in 2014, 2015 and 2016. The target number of stock options granted was 20,911 for Mr. Wojtaszek and 10,455 for each of Messrs. Durvasula and Timmons.

(3)
Reflects shares underlying time-based stock options granted on February 10, 2015, which vested ratably over three years on the anniversary date of the grant.

(4)
Reflects shares underlying time-based stock options granted on July 31, 2015, which vested ratably over three years on the anniversary date of the grant.

(5)
Reflects shares underlying time-based stock options granted on February 1, 2016, which vested ratably over three years on the anniversary date of the grant.

(6)
Reflects time-based and performance-based restricted stock unit awards, granted on February 13, 2017, that have not vested, based on the maximum level of achievement. The performance-based restricted stock units vest in cumulative installments on February 28, 2018, 2019 and 2020 based on the achievement of certain relative TSR goals, as set forth in the award agreement, during the 2017-2019 performance period. The maximum number of shares that may be earned assuming the highest level of performance over the entire 3-year performance period would be 200% of the target number. The time-based restricted stock units vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date.

(7)
Reflects time-based and performance-based restricted stock unit awards, granted on February 26, 2018, that have not vested, based on the target level of achievement. The performance-based restricted stock units vest in cumulative installments on February 28, 2019, 2020 and 2021 based on the achievement of certain relative TSR goals, as set forth in the award agreement, during the 2018-2020 performance period. The maximum number of shares that may be earned assuming the highest level of performance over the entire 3-year performance period would be 200% of the target number. The time-based restricted stock units vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date.

2020 Proxy Statement	45

Executive Compensation Tables
(8)
Reflects time-based and performance-based restricted stock unit awards, granted on February 21, 2019, that have not vested, based on the target level of achievement. The performance-based restricted stock units vest in cumulative installments on February 28, 2020, 2021 and 2022 based on the achievement of certain relative TSR goals, as set forth in the award agreement, during the 2019-2021 performance period. The maximum number of shares that may be earned assuming the highest level of performance over the entire 3-year performance period would be 200% of the target number. The time-based restricted stock units vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date.

(9)
Reflects time-based restricted stock unit awards, granted on April 1, 2019 and May 2, 2019, which vest on the third anniversary of the grant date, subject generally to continued employment on such vesting date.

Option Exercises and Stock Vested

The following table presents information concerning amounts realized by our NEOs upon the vesting of stock awards and the exercise of stock options in 2019. The value realized on vesting or exercise represents the number of shares that vested or option that were exercised in 2019 and the aggregate value of such shares based upon the closing price of our common stock on the applicable vesting date.

	Stock Awards		Stock Options

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Mr. Wojtaszek	158,614	8,340,283	—	—

Ms. Morefield	16,891	981,561	—	—

Mr. Durvasula	92,195	4,904,390	—	—

Mr. Timmons	65,949	3,499,987	—	—

Mr. Jackson	10,504	532,284	—	—

No Pension Benefits

In the year ended December 31, 2019, our NEOs received no pension benefits and had no accumulated pension benefits.

No Nonqualified Deferred Compensation

In the year ended December 31, 2019, our NEOs received no nonqualified deferred compensation and had no nonqualified deferred compensation balances.

Potential Payments Upon Termination of Employment or Change in Control

Each of the employment agreements with our NEOs specify the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons, as described below. In addition, certain of our award agreements under our long-term incentive plan provide for certain treatment of outstanding equity awards upon a termination of employment for specified reasons, as described below. As described above in "Developments in Early 2020", in February 2020, we amended Mr. Durvasula's employment agreement to modify his potential severance entitlements. Since the disclosure below is based on arrangements in effect on December 31, 2019, these modifications are not reflected there.

Without Cause or Constructive Termination. If the Company terminates the executive's employment for any reason other than for cause or the executive's death or disability or the executive terminates his or her employment as a result of a constructive termination (as defined below) in circumstances not involving a change in control, then the executive will be entitled to:

•
a lump-sum cash severance payment equal to two times (for Messrs. Wojtaszek, Durvasula and Timmons and one times for Ms. Morefield and Mr. Jackson), the sum of her or his (i) then-current annual base salary, and (ii) annual incentive bonus target, pro-rated to the date of termination (or, in

46	2020 Proxy Statement

Executive Compensation Tables

  the case of Ms. Morefield and Mr. Jackson, her or his annual incentive bonus target), with such amount increased by the interest that would have been earned on such amount over a 60-day period at an annual rate of interest of 3.5%, subject to the executive signing and not revoking a release of claims ("Cash Severance");

•
certain vesting of outstanding equity awards, including:

o
immediate vesting of the portion of any outstanding time-based awards that would otherwise have vested on or prior to the end of the one-year period beginning at the time of such termination (the "Severance Period"), or for Ms. Morefield, immediate vesting of the pro-rata portion of any outstanding time-based awards from the grant date through the end of the Severance Period.

o
performance-based equity awards will remain outstanding until the end of the applicable performance period (or, if earlier, the executive's death or disability or a change in control) and the vesting will be determined based on actual level of performance attained and pro-rated based on the number of days employed during the applicable performance period.

•
if applicable, an amount equal to the sum of (a) any forfeitable benefits of the executive under any nonqualified pension, profit sharing, savings or deferred compensation plan that would have vested if the term of his or her employment had not been terminated prior to the end of the Severance Period, plus (b) any additional vested benefits which would have accrued for the executive under any nonqualified defined benefit pension plan if the term of his or her employment had not been terminated prior to the end of the Severance Period, and if the executive's base salary and bonus target had not increased or decreased after such termination, payable to the executive at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits vested and accrued under such plan or plans at the time of the termination of his or her employment (the "Nonqualified Benefits") (the Company does not currently offer any Nonqualified Benefits);

•
if applicable, an amount equal to the sum of (a) any forfeitable benefits of the executive under any qualified pension, profit sharing, 401(k) or deferred compensation plan that would have vested if the term of his or her employment had not been terminated prior to the end of the Severance Period, plus (b) any additional vested benefits which would have accrued for the executive under any qualified defined benefit pension plan if the term of his or her employment had not been terminated prior to the end of the Severance Period, and if the executive's base salary and bonus target had not increased or decreased after such termination, payable by the Company in one lump sum 60 days after such termination of employment, subject to the Company's receipt of an executed and irrevocable release from the applicable executive (the "Qualified Benefits") (the Company does not currently offer any Qualified Benefits); and

•
continued medical, dental, vision and group term life coverage for the remainder of the Severance Period, comparable to the medical, dental, vision and group term life coverage in effect for the executive immediately prior to such termination (the "Medical Benefit"). To the extent that the executive would have been eligible for any post-retirement medical, dental, vision or group term life benefits from the Company if the executive's employment had continued through the end of the Severance Period, the Company will provide such post-retirement benefits to the executive after the end of the Severance Period (the "Post-Retirement Medical Benefit") (the Company does not currently offer any Post-Retirement Medical Benefits other than subsidized COBRA).

For purposes of the employment agreements, "cause" generally means an act of fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on the part of the executive. For the purposes of each of the employment agreements, "constructive termination" will generally be deemed to have occurred if, without the executive's consent, (a) there is a material adverse change in the reporting responsibilities set forth in his or her employment agreement or there is

2020 Proxy Statement	47

Executive Compensation Tables

otherwise a material reduction in his or her authority, reporting relationship or responsibilities, (b) there is a material reduction in his or her base salary or bonus target or (c) the applicable executive is required to relocate more than 50 miles from his or her designated office in effect as of the effective date of the agreement.

Change in Control. If within one year following a change in control: (a) the executive terminates his or her employment with the Company as a result of a constructive termination; or (b) the Company terminates the executive's employment for any reason other than for cause or the executive's death or disability, then the executive will be entitled to:

•
a lump-sum cash severance payment in an amount equal to two times the sum of his or her (i) annual base salary and (ii) annual incentive bonus target, in each case, as then in effect, with such amount increased by the interest that would have been earned on such amount over a 60-day period at an annual rate of interest of 3.5%, subject to the executive signing and not revoking a release of claims;

•
immediate vesting of any outstanding time-based equity awards, and immediate vesting of any outstanding performance-based equity awards at the maximum level; and

•
the Medical Benefits and, to the extent applicable, the Nonqualified Benefits, the Qualified Benefits and the Post-Retirement Medical Benefits.

In the event that Section 280G of the Internal Revenue Code of 1986, as amended, applies to the payments and benefits set forth above, the aggregate amount of such payments and benefits will not exceed the amount which produces the greatest after-tax benefit to the executive after taking into account any applicable excise tax to be payable by the executive. Each executive is fully responsible for his or her own personal income taxes and the Company has no obligation to reimburse or otherwise provide a tax gross-up to the executive in connection with any change of control payments.

In addition, our short-term incentive plan provides that all participants, including the NEOs, will receive a pro-rated target bonus in the event of a change in control. On December 31, 2019, the annual bonus would have been earned in the ordinary course, so no value is attributable to this benefit in the table below.

Disability and Death. In the event of an executive's death or disability, the Company will pay the executive or his or her estate, as applicable, his or her accrued compensation (base salary, bonus or otherwise) as of the date of termination and, in the case of disability, will provide the executive with disability benefits and all other benefits in accordance with the provisions of the applicable disability plans and other applicable plans. In addition, time-based equity awards will vest on a pro-rata basis and performance-based equity awards will vest at the target level on a pro-rata basis.

Voluntary Resignation. If an executive voluntarily resigns, other than for a constructive termination, then the executive will be entitled only to accrued compensation.

Restrictive Covenants. Pursuant to the employment agreements, each of the executives is subject to confidentiality and intellectual property covenants during the term of his or her employment and thereafter. In addition, each of the executives is subject to non-competition, non-solicitation and non-interference covenants during the term of his or her employment and for a period of one year following the cessation of his or her employment for any reason.

Estimated Payments in Connection with a Termination of Employment or Change in Control

The table below presents estimates of the amounts of compensation that would have been payable to the NEOs upon their termination of employment or upon a change in control, in each case as of December 31, 2019. The amounts in the table exclude: (i) 401(k) retirement plan contributions and

48	2020 Proxy Statement

Executive Compensation Tables

distributions that are generally available to all salaried employees, (ii) payments pursuant to awards originally scheduled to vest on or before such date by their terms, and (iii) any amounts that may be due at the time of payment for accrued and unpaid salary, bonuses or vacation. The actual amounts payable upon such terminations may be different and will only be determined upon the actual occurrence of any such event.

Name	Termination for Cause or Resignation without Good Reason ($)	No Change in Control: Termination without Cause or Resignation For Good Reason ($)(5)	Death or Disability ($)(6)	Change in Control: Termination without Cause or Resignation For Good Reason ($)(7)	Change in Control: (no termination of employment) ($)

Mr. Wojtaszek(1)
Cash Severance(2)	—	4,425,667	—	4,425,667	—
Medical Benefit(3)	—	16,685	—	16,685	—
Life Insurance(3)	—	10,368	—	—	—
Unvested Time Based Restricted Stock/Units(4)	—	1,337,716	1,357,476	2,740,536	—
Unvested Performance-Based Restricted Stock/Units(4)	—	9,054,661	4,914,055	21,631,289	—

Ms. Morefield
Cash Severance(2)	—	955,542	—	1,905,542	—
Medical Benefit(3)	—	18,762	—	18,762	—
Life Insurance(3)	—	8,208	—	—	—
Unvested Time Based Restricted Stock/Units(4)	—	355,874	355,874	725,553	—
Unvested Performance-Based Restricted Stock/Units(4)	—	2,294,826	1,302,253	5,695,943	—

Mr. Durvasula
Cash Severance(2)	—	2,212,833	—	2,212,833	—
Medical Benefit(3)	—	18,762	—	18,762	—
Life Insurance(3)	—	9,504	—	—	—
Unvested Time Based Restricted Stock/Units(4)	—	401,020	401,413	871,528	—
Unvested Performance-Based Restricted Stock/Units(4)	—	1,994,077	1,438,806	6,605,682	—

Mr. Timmons
Cash Severance(2)	—	1,911,083	—	1,911,083	—
Medical Benefit(3)	—	18,762	—	18,762	—
Life Insurance(3)	—	7,344	—	—	—
Unvested Time Based Restricted Stock/Units(4)	—	343,049	437,530	1,080,904	—
Unvested Performance-Based Restricted Stock/Units(4)	—	2,228,350	1,433,898	5,084,827	—

Mr. Jackson
Cash Severance(2)	—	708,107	—	1,412,107	—
Medical Benefit(3)	—	10,144	—	10,144	—
Life Insurance(3)	—	6,083	—	—	—
Unvested Time Based Restricted Stock/Units(4)	—	230,444	232,669	471,619	—
Unvested Performance-Based Restricted Stock/Units(4)	—	1,568,423	835,803	3,713,414	—

(1)
As previously disclosed, effective February 20, 2020, Mr. Wojtaszek stepped down as President & CEO. Pursuant to his Transition and Separation Agreement, he received the severance payments and benefits he would have received if his employment had been terminated without cause, except his severance payment was determined based on a full target bonus in lieu of a pro-rata target bonus, he vested in all time-based restricted stock unit awards that would have vested on or prior to February 26, 2021 and he will receive a pro-rata target bonus for 2020.

(2)
Represents an amount equal to one times (or two times in the case of Messrs. Wojtaszek, Durvasula and Timmons) the sum of (i) base salary plus (ii) target bonus (pro-rated to the date of termination in the case of Messrs. Wojtaszek, Durvasula and Timmons), in each case as specified in the employment agreement for each NEO with such amount increased by the interest that would have been earned on such amount over a 60-day period at an annual rate of interest of 3.5%. If the termination

2020 Proxy Statement	49

Executive Compensation Tables

  occurs in connection with a change in control, amounts represent two times the sum of (i) base salary plus (ii) target bonus for each NEO with such amounts increased by the interest that would have been earned on such amounts over a 60-day period at an annual rate of interest of 3.5%. All cash payments are payable in a lump sum within 60 days following the termination, subject to the executive's execution of an irrevocable release.

(3)
Represents the cost for continuation of benefits as specified in the employment agreement for each NEO. The amounts shown for this item are calculated based upon the Company's current actual costs of providing benefits and are not discounted for the time value of money.

(4)
Based on the closing price of the Company's common stock on December 31, 2019 of $65.43.

(5)
Represents time-based equity awards and stock options that would become vested within one year from the termination date, or for Ms. Morefield, the pro-rata portion from the grant date through the first anniversary of termination. Performance-based equity awards will remain outstanding until the end of the applicable performance period (or, if earlier, the executive's death or disability or a change in control) and the vesting will be determined based on the actual level of performance attained and pro-rated based on the number of days employed during the applicable performance period. Amounts shown represent actual amounts for completed performance periods and pro-rata amounts for performance periods ending after 2019, assuming target performance is achieved.

(6)
Represents vesting of time-based and performance-based awards on a pro-rata basis from grant date to the date of termination; performance awards vest at target.

(7)
Represents vesting of time-based and performance-based awards; performance awards vest at maximum level (200% of target).

50	2020 Proxy Statement

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 regarding securities of the Company to be issued and remaining available for issuance under the equity compensation plans of the Company:

Plan Category	Number of securities to be issued upon exercise of stock options, awards, warrants and rights(a)(1)	Weighted-average exercise price of outstanding stock options, awards, warrants and rights($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))

Equity compensation plans approved by security holders	1,517,958	31.64	4,599,528

Equity compensation plans not approved by security holders	—	—	—

Total	1,517,958	31.64	4,599,528

(1)
Represents outstanding stock options granted in 2013, 2015 and 2016 but not yet exercised, unvested time-based restricted stock unit awards and unvested performance awards assuming the maximum awards that can be earned if the performance conditions are achieved.

(2)
Represents weighted average exercise price of outstanding stock options.

2020 Proxy Statement	51

CEO Pay Ratio Disclosure

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Gary J. Wojtaszek, our President and Chief Executive Officer (our "CEO") during 2019. This relationship is referred to as the "CEO pay ratio." The CEO pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median employee, the annual total compensation of the median employee and to determine the CEO pay ratio, we took the following steps:

•
We selected December 31, 2018, the last day of our 2018 payroll year, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner.

•
As permitted by SEC rules, we identified our median employee from our employee population as of December 31, 2018, excluding our CEO and 34 employees of Zenium Data Centers, which we acquired in a transaction that closed in August 2018. Excluding these employees, we determined that, as of December 31, 2018, our employee population consisted of approximately 415 employees, all of whom are located in the United States. This population consisted of our full-time, part-time and temporary employees.

•
To identify the median employee from our 2018 employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 (for 2018). In making this determination, we annualized the compensation of approximately 83 full-time employees who were hired in 2018 but did not work for us the entire fiscal year. Other than the foregoing, we did not make any assumptions, adjustments or estimates with respect to our employees' salary and wages as reflected in our payroll records, and used this consistently applied compensation measure to identify our median employee.

•
For 2019, we concluded that we could continue to use the same median employee identified in fiscal year 2018 as, in accordance with SEC rules, there have been no significant changes in our employee population, including the impact of the acquisition of Zenium Data Centers, employee compensation arrangements, or in the median employee's circumstances that we reasonably believe would significantly affect our CEO pay ratio disclosure.

•
Once we confirmed we would continue to use the same median employee, we combined all the elements of the median employee's compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of regulation S-K, resulting in annual total compensation of $115,693.

•
With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2019 Summary Compensation Table included in this Proxy Statement.

For 2019, our last completed fiscal year:

•
the annual total compensation of the median employee was $115,693; and

•
the annual total compensation of our CEO, as reported in the 2019 Summary Compensation Table, was $7,108,928.

Based on this information, for 2019 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 61 to 1.

52	2020 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 4, 2020, the record date, by (i) each person or group who is known by us to be a beneficial owner of 5% or more of our common stock, (ii) each of our directors and director nominees, (iii) each of our NEOs and (iv) our directors and executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, we believe based on the information provided to us that each person and entity named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person or entity. Applicable percentage of beneficial ownership is based on 115,011,697 shares of common stock outstanding on the record date. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the record date are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address of each named person is c/o CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Shares

Beneficial owners of 5% or more of our common stock:

The Vanguard Group(1)	16,758,395	14.6%

BlackRock, Inc.(2)	13,657,390	11.9%

Cohen & Steers, Inc. and affiliates(3)	7,877,082	6.8%

Directors and Named Executive Officers

Gary J. Wojtaszek(4)(5)	489,552	*

Diane M. Morefield(5)	42,014	*

Venkatesh S. Durvasula(5)	202,232	*

Kevin L. Timmons(5)	99,200	*

Robert M. Jackson(5)	52,730	*

David H Ferdman	92,490	*

Alex Shumate	30,299	*

John W. Gamble, Jr.	20,968	*

Michael A. Klayko	12,287	*

T. Tod Nielsen	23,967	*

William E. Sullivan	31,299	*

Lynn A. Wentworth	20,651	*

All directors and executive officers as a group (11 persons, but not including Mr. Wojtaszek)	628,137	*

*
Less than 1%.

(1)
As disclosed on Schedule 13G/A filed on February 11, 2020, the holdings of The Vanguard Group ("Vanguard") consist of an aggregate of 16,758,395 shares, of which Vanguard has: (i) sole dispositive power over 16,582,029 shares, (ii) sole voting

2020 Proxy Statement	53

Security Ownership of Certain Beneficial Owners and Management

  power over 174,740 shares, (iii) shared voting power over 133,093 shares and (iv) shared dispositive power over 176,366 shares. Vanguard's address is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
As disclosed on Schedule 13G/A filed on February 4, 2020, the holdings of BlackRock, Inc. ("BlackRock") consist of an aggregate of 13,657,390 shares, of which BlackRock has sole dispositive power over 13,657,390 shares and sole voting power over 13,126,636 shares. BlackRock's address is 55 East 52nd Street, New York, NY 10055.

(3)
As disclosed on Schedule 13G/A filed on February 14, 2020, the holdings of Cohen & Steers, Inc. consist of an aggregate of 7,877,082 shares of which Cohen & Steers Inc. has sole dispositive power over 7,877,082 shares and sole voting power over 6,087,882 shares; the holdings of Cohen & Steers Capital Management, Inc. consist of an aggregate of 7,857,477 shares of which Cohen & Steers Capital Management, Inc. has sole dispositive power over 7,857,477 shares and sole voting power over 6,081,429 shares; and the holdings of Cohen & Steers UK Limited consist of an aggregate of 19,605 shares of which Cohen & Steers UK Limited has sole dispositive power over 19,605 shares and sole voting power over 6,453 shares. The address of Cohen & Steers Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The address of Cohen & Steers UK Limited is 50 Pall Mall 7th Floor, London, United Kingdom SW1Y 5JH.

(4)
Effective February 20, 2020, Mr. Wojtaszek stepped down as a Director and as President & CEO. Ownership shown for Mr. Wojtaszek is as of that date and includes 92,478 shares of stock held by the Wendy C. Wojtaszek 2018 Irrevocable Trust, and Mr. Wojtaszek disclaims beneficial ownership of these shares.

(5)
Includes the following number of options that are currently exercisable or will become exercisable within 60 days of the record date: Mr. Wojtaszek-184,001; Ms. Morefield-0; Mr. Durvasula-94,646; Mr. Timmons-65,443; and Mr. Jackson-24,164.

54	2020 Proxy Statement

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

To the extent permitted by applicable law, under the partnership agreement of CyrusOne LP, a Maryland limited partnership (our "Operating Partnership"), our Operating Partnership is required to indemnify us, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of the Operating Partnership and any other persons whom the general partner may designate from and against any and all claims arising from or that relate to the operations of the Operating Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless:

•
it is established by a final judgement of a court of competent jurisdiction that the act or omission of the indemnitee that is material to the matter giving rise to the claim constituted fraud, intentional harm or gross negligence on the part of the indemnitee;

•
the claim is brought by the indemnitee (other than to enforce the indemnitee's rights to indemnification or advance of expenses); or

•
the indemnitee is found to be liable to the Operating Partnership, and then only with respect to each such claim.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted a written policy for the review and approval of related person transactions. The policy provides that the Audit Committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) the Company will be a participant and (iii) a Related Party has a direct or indirect material interest (any such transaction being a "Related Party Transaction"). A "Related Party" means (i) any person who is, or at any time since the beginning of the Company's last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities; (iii) any immediate family member of any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. An "immediate family member" of a Related Party means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Related Party, and any person (other than a tenant or employee) sharing the household of such Related Party. Generally, a potential transaction that may be a Related Party Transaction is brought first to the General Counsel for review. If the General Counsel determines that a potential transaction involves a Related Party Transaction requiring approval under the policy or disclosure under Item 404(a) of Regulation S-K, the transaction will be brought to the Audit Committee, which will review the transaction under several criteria, including but not limited to the Related Party's interest in the transaction, the benefits to the Company, the availability of commercial alternatives, and whether it is in the best interests of the Company to enter into the transaction. Subject to limited exceptions, the Audit Committee or the Chair of the Audit Committee must approve all Related Party Transactions.

2020 Proxy Statement	55

Certain Relationships and Related Transactions

Since January 1, 2019, there were no Related Party Transactions requiring review under the policy that were not so reviewed. As discussed in "Director Independence" above, a son-in-law of one of our directors, Michael A. Klayko, is employed by the Company as an Account Director in the Company's sales organization. The son-in-law is not an officer of the Company and his employment was reviewed and approved by the Audit Committee of the Board pursuant to the Company's Policy on Related Party Transactions. The son-in-law's compensation for 2019 was approximately $251,000.

56	2020 Proxy Statement

Stockholder Proposals

Stockholder Proposals

Stockholder proposals intended to be included in our proxy statement and form of proxy relating to the 2021 annual meeting pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8") must be received by us no later than November 18, 2020. Such proposals must comply with the requirements established by the SEC for such proposals.

A stockholder who wishes to submit a business proposal at the 2021 annual meeting that is not intended to be included in our proxy statement and form of proxy or who wishes to nominate a director for election at the meeting must, in accordance with our current Bylaws, notify us between October 19, 2020, and 5:00 p.m., Eastern Time, on November 18, 2020. If the stockholder fails to give timely notice, the nominee or proposal will be excluded from consideration at the meeting. In addition, our current Bylaws include other requirements for nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

2020 Proxy Statement	57

General Information about the Meeting

General Information about the Meeting

Q:
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
The Board of Directors is soliciting proxies to be voted at our 2020 annual meeting of stockholders. This year we have again elected to distribute proxy materials to many stockholders via the Internet under the Securities and Exchange Commission's (SEC's) "Notice and Access" rules. On or about March 18, 2020 we mailed a Notice Regarding the Availability of Proxy Materials ("Notice") that contains information about our 2020 Annual Meeting of Stockholders and instructions on how to view all proxy materials online. Also included are instructions on how to request a paper copy of the proxy materials.

Q:    Who is entitled to vote?

A:
All common stockholders of record as of the close of business on March 4, 2020, the record date, are entitled to notice of and to vote at the annual meeting and any postponement or adjournment of the meeting. As of the close of business on the record date, 115,011,697 shares of our common stock were outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting or any postponement or adjournment thereof. There is no cumulative voting.

Q:    What is the quorum for the annual meeting?

A:
A quorum at the annual meeting will consist of the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter. No business may be conducted at the meeting if a quorum is not present, but the meeting may be adjourned to another date not more than 120 days after the original record date without notice other than announcement at the meeting.

Q:    How do I vote?

A:
If your shares are registered in your name with our transfer agent, Computershare Trust Company N.A., ("Computershare"), you are the "stockholder of record" of those shares and you may authorize a proxy to vote your shares by following the instructions listed on the Notice. If you received a proxy card, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described on the proxy card. In addition, you can always come to the meeting and vote your shares in person.

  If your shares are held through a broker, bank or other nominee (held in street name), you will receive instructions from such entity that you must follow in order to have your shares voted. Most brokers, banks and other holders of record allow you to submit voting instructions by mail, telephone and on the internet. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting, and submit it with your vote.

  Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you are the stockholder of record and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors: for each director nominee, for the advisory vote to approve named executive officer compensation and for ratification of the appointment of the independent registered public

58	2020 Proxy Statement

General Information about the Meeting

  accounting firm. If you hold your shares in street name, see "What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?" below.

  Important: Only stockholders of record as of the close of business on the record date or their duly authorized proxy are entitled to attend the annual meeting and vote in person.

Q:    What am I voting on?

A:
The purpose of the annual meeting is to consider the following three proposals:

•
Proposal 1: To elect seven directors, each to hold office until our 2021 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

•
Proposal 2: To consider and vote upon, on an advisory basis, the compensation of the Company's named executive officers as described in this proxy statement ("Say-on-Pay"); and

•
Proposal 3: To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the year ending December 31, 2020.

  We are not aware of any matters to be presented at the annual meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the person named in the accompanying proxy will vote all proxies in their discretion. If the meeting is postponed or adjourned, the proxies can vote your shares at the postponement or adjournment as well.

Q:    What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:
Proposal 1: Election of Seven Directors: The election of each of the seven director nominees must be approved by a plurality of the votes cast. However, as a condition to being nominated, each director nominee has agreed to offer to resign if he or she receives a greater number of votes "withheld" than votes "for" his or her election.

  Proposal 2: Say-on-Pay: The approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers requires the affirmative vote of a majority of the votes cast on the matter.

  Proposal 3: Ratification of Independent Registered Public Accounting Firm: Ratification of the appointment of Deloitte as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter.

  If you hold your shares in street name, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee in order to ensure your shares are voted in the way you would like. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person will depend on the type of item being considered for vote. Proposals #1 and #2 are "non-routine" matters under NYSE rules and therefore non-discretionary items in that they may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial holders (so called "broker non-votes"). Proposal #3 is a "routine" matter under NYSE rules and therefore a discretionary matter in that banks, brokers and other nominees that do not receive voting instructions from beneficial holders may generally vote on this proposal in their discretion. If you are the stockholder of record and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors: for each director nominee, for the advisory vote to approve named executive officer compensation and for ratification of the appointment of the independent registered public accounting firm.

2020 Proxy Statement	59

General Information about the Meeting

Q:    How are abstentions and broker non-votes treated?

A:
Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes, as applicable, will have no impact on the outcome of any of the three proposals, as they are not counted as votes cast.

Q:    Who has paid for this proxy solicitation?

A:
We are providing these proxy materials in connection with the solicitation by the Company's Board of Directors of proxies to be voted at our Annual Meeting. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit stockholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We have retained Okapi Partners to assist in the solicitation of proxies for a fee of $9,500 plus reimbursement of expenses. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:    May stockholders ask questions at the annual meeting?

A
Yes. There will be time allotted at the end of the formal portion of the meeting when our representatives will answer appropriate questions from the floor.

Q:    How many copies should I receive if I share an address with another stockholder?

A:
The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other nominee, to implement a delivery procedure called "householding". Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

  Our Company and some brokers, banks or other nominees may be householding our proxy materials. A single set of our proxy materials, including the proxy statement and our annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Separate proxy cards will be included for each stockholder at the address. Once you have received notice from your broker, bank or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders of record may revoke their consent at any time by contacting Robert M. Jackson, Executive Vice President, General Counsel & Secretary, either by calling toll-free (855) 564-3198 or by writing to 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Corporate Secretary. If you hold your shares through a broker, bank or other nominee holder of record, you should contact your holder of record to revoke your consent.

  Upon written or oral request, we will promptly deliver a separate copy of our proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, you may either call (855) 564-3198 or send a written request to CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Corporate Secretary. In addition, if you are receiving multiple copies of our proxy materials, you can request householding by contacting our secretary in the same manner.

60	2020 Proxy Statement

General Information about the Meeting

Q:    What does it mean if I receive more than one set of proxy materials?

A:
It means that you have multiple accounts with our transfer agent or with brokers. Please submit all of your proxies over the internet, following the instructions provided on your proxy cards, by mail or by telephone to ensure that all of your shares are voted.

Q:    Can I change my vote after I have voted?

A:
If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must deliver later-dated proxy instructions, advise the Corporate Secretary in writing before the proxies vote your shares at the meeting, or attend the meeting and vote your shares in person.

Q:    Could the Coronavirus affect our ability to hold an in-person annual meeting?

A:
Yes. We are monitoring the coronavirus situation closely and if we determine that holding an in-person annual meeting could pose a risk to the health and safety of our stockholders, employees, and Directors, the Company may decide to instead hold a virtual annual meeting, where participation would be via remote communication.

Q:    Can I find additional information on the Company's website?

A:
Yes. Our website is located at www.cyrusone.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our Board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of business conduct and ethics and each of the charters of our Board committees may also be obtained by writing to CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Corporate Secretary.

2020 Proxy Statement	61

Appendix A—Non-GAAP Financial Measure

Appendix A—Non-GAAP Financial Measure

Total enterprise value (TEV) is calculated as the sum of (1) net debt, a non-GAAP financial measure, as of a specific date and (2) market value equivalents (the product of (a) common shares outstanding plus operating partnership units and (b) market price) as of that date. A reconciliation of net debt to the most directly comparable GAAP financial measure is set forth below.

Net Debt

The Company believes that net debt provides a useful measure of liquidity and financial health. The Company defines net debt as long-term debt, finance lease liabilities, capital lease obligations, deferred financing costs and bond discount (premium), offset by cash and cash equivalents and proceeds from the IPO. Net debt should not be construed as being more important than, or a substitute for, the comparable GAAP measure.

	Year Ended December 31,							IPO

Reconciliation of Long-term debt to net debt	2019	2018	2017	2016	2015	2014	2013	1/23/2013

Long-term debt	$2,886.6	$2,624.7	$2,089.4	$1,240.1	$996.5	$644.3	$525.0	$525.0
Finance lease liabilities	31.8	—	—	—	—	—	—	—
Capital lease obligations	—	33.4	10.1	10.8	12.2	13.4	16.7	25.3
Deferred financing costs	25.8	32.9	27.9	22.2	17.6	15.5	—	—
Bond discount (premium)	2.6	(14.6)	(17.3)	(2.5)	(2.8)	—	—	—
Less: Cash and cash equivalents	(76.4)	(64.4)	(151.9)	(14.6)	(14.3)	(36.5)	(148.8)	(12.3)
Proceeds from the IPO	—	—	—	—	—	—	—	(337.1)

Net Debt	$2,870.4	$2,612.0	$1,958.2	$1,256.0	$1,009.2	$636.7	$392.9	$200.9
Common shares (Market value)	7,511.9	5,728.5	5,723.1	3,736.6	2,717.2	1,064.8	491.1	415.8
Operating Partnership units	—	—	—	—	—	732.9	951.0	809.1

Total Enterprise Value (TEV)	$10,382.3	$8,340.5	$7,681.3	$4,992.6	$3,726.4	$2,434.4	$1,835.0	$1,425.8

Common shares outstanding	114.8	108.3	96.1	83.5	72.6	38.7	22.0	21.9
Operating Partnership units	—	—	—	—	—	26.6	42.6	42.6
Market price as of December 31,	$65.43	$52.88	$59.53	$44.73	$37.45	$27.55	$22.33	$19.00

Normalized FFO

We use funds from operations ("FFO") and normalized funds from operations ("Normalized FFO"), which are non-GAAP financial measures commonly used in the REIT industry, as supplemental performance measures. We use FFO and Normalized FFO as supplemental performance measures because, when compared period over period, they capture trends in occupancy rates, rental rates and operating costs. We also believe that, as widely recognized measures of the performance of REITs, FFO and Normalized FFO are used by investors as a basis to evaluate REITs.

We calculate FFO as net income (loss) computed in accordance with GAAP before real estate depreciation and amortization and impairment losses and loss on disposal of assets. While it is consistent with the definition of FFO promulgated by the National Association of Real Estate Investment Trusts ("NAREIT"), our computation of FFO may differ from the methodology for calculating FFO used by other REITs. Accordingly, our FFO may not be comparable to others.

We calculate Normalized FFO as FFO plus loss on early extinguishment of debt; gain on marketable equity investment; foreign currency and derivative losses, net; new accounting standards and regulatory compliance and the related system implementation costs; amortization of tradenames; transaction, acquisition, integration and other related expenses; severance and management transition costs; legal claim costs and other items as appropriate. We believe our Normalized FFO calculation provides a comparable measure between different periods. Other REITs may not calculate Normalized FFO in the same manner. Accordingly, our Normalized FFO may not be comparable to others.

2020 Proxy Statement	A-1

Appendix A—Non-GAAP Financial Measure

In addition, because FFO and Normalized FFO exclude real estate depreciation and amortization, and capture neither the changes in the value of our properties that result from use or from market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO and Normalized FFO as measures of our performance is limited. Therefore, FFO and Normalized FFO should be considered only as supplements to net income (loss) presented in accordance with GAAP as measures of our performance. FFO and Normalized FFO should not be used as measures of our liquidity or as indicative of funds available to fund our cash needs, including our ability to make distributions. FFO and Normalized FFO also should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP.

	Twelve Months Ended

Reconciliation of Net Income to FFO and Normalized FFO	December 31, 2019	December 31, 2018

Net income	$41.4	$1.2
Real estate depreciation and amortization	408.5	325.5
Impairment losses and loss on disposal of assets	1.1	—

Funds from Operations ("FFO")—NAREIT defined	$451.0	$326.7
Loss on early extinguishment of debt	71.8	3.1
Gain on marketable equity investment	(132.3)	(9.9)
Foreign currency and derivative losses, net	7.5	—
New accounting standards and regulatory compliance and the related system implementation costs	0.8	3.0
Amortization of tradenames	1.3	1.7
Transaction, acquisition, integration and other related expenses	8.4	4.8
Severance and management transition costs	(0.6)	2.3
Legal claim costs	1.1	0.6

Normalized Funds from Operations ("Normalized FFO")	$409.0	$332.3

A-2	2020 Proxy Statement

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by April 26, 2020 at 11:59 P.M., central daylight time. Online Go to www.envisionreports.com/CONE or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CONE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. The Election of Seven Directors For Withhold For Withhold For Withhold 01 - David H. Ferdman 02 - John W. Gamble, Jr. 03 - Michael A. Klayko 04 - T. Tod Nielsen 05 - Alex Shumate 06 - William E. Sullivan 07 - Lynn A. Wentworth ForAgainst Abstain ForAgainst Abstain 2. Advisory vote to approve the compensation of the Company’s named executive officers 3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 7 2 D V 037EJC B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3. Annual Meeting Proxy Card

Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at: www.envisionreports.com/CONE q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2020 Annual Meeting of Stockholders 10:30 a.m. Central Daylight Time CyrusOne 2850 N. Harwood St., Suite 2200, Dallas, TX 75201 Proxy Solicited by Board of Directors for Annual Meeting – April 27, 2020 Diane M. Morefield and Robert M. Jackson, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2020 Annual Meeting of Stockholders of CyrusOne Inc. to be held on April 27, 2020 at 10:30 a.m., Central Daylight Time, or at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement, the terms of which are incorporated by reference, and revokes any proxy previously given with respect to such meeting or any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — CyrusOne Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CONE